UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

WESCO INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2026 PROXY STATEMENT and Notice of Annual Meeting of Stockholders

WESCO INTERNATIONAL, INC. 225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania 15219-1122

Notice of 2026 Annual Meeting of Stockholders

When:	Thursday, May 28, 2026 at 2:00 PM EDT
Where:

This year’s Annual Meeting of Stockholders will be conducted exclusively as a virtual meeting via live audio webcast. You are invited to attend the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/WCC2026, where you will be able to listen to the meeting live, submit questions and vote online.

To join the meeting, you will need the 16-digit control number received with your Notice Regarding the Availability of Proxy Materials. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 1:45 PM EDT, on Thursday, May 28, 2026.

Record Date:	March 30, 2026

Dear Fellow Stockholders:

I am pleased to invite you to attend our 2026 Annual Meeting of Stockholders. It will be held via live audio webcast on May 28, 2026. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement:

1.
Elect ten Directors for a one-year term expiring in 2027.
2.
Approve, on an advisory basis, the compensation of the Company’s named executive officers.
3.
Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026.
4.
Transact any other business properly brought before the Annual Meeting.

Voting can be completed in one of four ways:

returning the proxy card by mail	refer to the phone number on your voting card	online at www.proxyvote.com	online during the open poll section of the meeting

We are sending a Notice Regarding the Availability of Proxy Materials to you on or about April 17, 2026. Stockholders of record at the close of business on March 30, 2026 will be entitled to vote at our Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting online during the open poll section of the meeting, over the internet, by telephone, or by requesting a paper copy of the proxy materials and a proxy card and then executing and returning the proxy card. In order to assure a quorum, please vote over the internet or by telephone, or request a paper copy of a proxy card and then complete, sign, date and return the proxy card in the postage-paid envelope provided, whether or not you plan to attend the meeting.

Thank you for your ongoing support of Wesco.

By order of the Board of Directors,

John J. Engel

Chairman, President and Chief Executive Officer

Wesco 2026 Proxy Statement	Questions and Answers	1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 28, 2026

The 2026 Proxy Statement and 2025 Annual Report of WESCO International, Inc. (“Wesco” or the “Company”) are available to review at: www.proxydocs.com/wcc. A copy of our Annual Report on Form 10-K is available upon request, at no cost. Any request should be directed to our Corporate Secretary at the Company’s headquarters office located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219-1122.

Questions and Answers

What is a proxy or proxy statement?

The Board is soliciting your proxy to vote at the Annual Meeting. A proxy is your legal designation of another person to vote the stock you own – that person is sometimes called “your proxy”. A proxy statement is a document that the Securities and Exchange Commission (the “SEC”) regulations require us to provide to you when we ask you to sign a proxy to designate someone to vote on your behalf.

Why did I receive a Notice Regarding the Availability of Proxy Materials? What is included in the proxy materials?

We are pleased to continue to utilize the SEC “Notice and Access” rule, which allows companies to distribute proxy materials to stockholders over the internet. A Notice Regarding the Availability of Proxy Materials (a “Notice”) contains instructions on how to access the proxy materials online, describes the matters to be considered at our Annual Meeting, and provides instructions on how to vote your shares. By using the Notice and Access model, we are reducing costs and minimizing the environmental impact of our Annual Meeting. We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the internet.

The proxy materials for the Annual Meeting include the Notice, this Proxy Statement, and our Annual Report on Form 10-K. If you receive a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form. Proxy materials are first being made available to stockholders on April 17, 2026.

What does it mean if I receive more than one Notice?

If your shares are registered differently or held in multiple accounts (for example, some shares may be registered directly in your name and some may be held in the Company’s 401(k) Retirement Savings Plan), you may receive more than one Notice from the Company or, if your shares are beneficially owned (also known as held in “street name”), from your broker, bank or other nominee. Please carefully follow the instructions on each Notice you receive and vote all proxies to ensure that all your shares are voted.

What is the record date?

The Board established March 30, 2026 as the record date. If you owned shares of the Company’s Common Stock at the close of business on March 30, 2026, you may vote at the Annual Meeting. On that date, there were 48,744,192 outstanding shares of our Common Stock. Each share of Common Stock is entitled to one vote on each matter presented for consideration and action at the Annual Meeting.

How do I attend the Annual Meeting?

Our Annual Meeting will be exclusively conducted via live audio webcast. We are pleased to leverage technology to expand stockholder access and allow for stockholders to participate from any location around the world and save Wesco and its stockholders time and money. We have designed the virtual meeting with the aim of providing all stockholders the same rights and opportunities to participate as they would have at an in-person meeting. In addition to online attendance, our meeting format provides stockholders with the opportunity to hear all portions of the official meeting, submit written questions, and vote online during the open poll section of the meeting.

You may attend the meeting webcast by visiting http://www.virtualshareholdermeeting.com/WCC2026. You will need the 16-digit control number received with your Notice. If a bank, brokerage firm, or other nominee holds your shares, you should contact that organization for additional information. Rules of conduct for our Annual Meeting will be available once you access the meeting webcast.

The meeting is scheduled to begin at 2:00 PM EDT on May 28, 2026, and online check-in is scheduled to begin at 1:45 PM EDT We encourage you to access the meeting platform prior to the meeting start time. The virtual meeting platform is supported across most

Wesco 2026 Proxy Statement	Questions and Answers	2

internet browsers and devices (such as desktops, laptops, tablets, and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a sufficient internet connection wherever they intend to participate in the meeting. If you encounter any technical difficulties when accessing or using the virtual meeting website, please call the technical support number that will be posted on the meeting website login page.

How can I ask questions during the Annual Meeting?

The virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management. To submit a question, you must login to the meeting platform using your control number, locate the “Ask a Question” section of the page, select a topic from the “Question Topic” menu, type your question into the “Submit a Question” field, and click “Submit.” During the Annual Meeting, we will answer questions submitted that are relevant to the business of the Annual Meeting as time permits and in accordance with our meeting rules and procedures. In the interest of addressing as many stockholder questions as possible in the time allotted, stockholders will generally be limited to one question per proposal and questions that are substantially similar may be grouped and answered once. Questions that are not relevant to the official business of the Annual Meeting or that include derogatory, offensive, or uncivil language or that are otherwise inappropriate or not suitable for the conduct of the Annual Meeting will not be addressed during the meeting. Responses to any questions appropriately submitted and relevant to the official business of the Annual Meeting that were not answered during the meeting due to time constraints will be posted to our Investor Relations website (https://investors.wesco.com) as soon as practicable after the Annual Meeting.

What are the proposals to be voted on at the Annual Meeting? How many votes are needed to approve each proposal? How do abstentions and broker non-votes affect the voting results?

Proposals		Board’s Recommendation	Voting Requirements
1	Elect ten Directors named in the Proxy Statement, each for a one-year term expiring at the 2027 Annual Meeting	FOR EACH DIRECTOR NOMINEE	Abstentions and broker non-votes will have no effect on the proposal. Election of a nominee requires a plurality of votes cast.
2	Approve, on an advisory basis, the compensation of the Company’s named executive officers	FOR

Broker non-votes will have no effect on the proposal; abstentions have the effect of a vote against the proposal. Approval requires a majority of shares represented at the meeting and entitled to vote and voting thereon.

3	Ratify the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the year ending December 31, 2026	FOR

Abstentions will have the effect of a vote against the proposal; brokers may vote in their discretion on the proposal, so no broker non-votes are expected on the proposal. Approval requires a majority of shares represented at the meeting and entitled to vote and voting thereon.

Action may be taken at the Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment on any additional business.

How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•
internet, follow the instructions provided on the Notice;
•
telephone, call the toll-free number listed on the Notice;
•
mail, follow the instructions on the Notice to request a paper proxy card and proxy materials and then mark, sign, date and return each proxy card by mail in the postage-paid envelope provided; or
•
attending the virtual Annual Meeting and voting your shares online during the open poll section of the Annual Meeting at http://www.virtualshareholdermeeting.com/WCC2026.

The deadline for voting by internet, telephone, or mail is receipt by 11:59 PM EDT on May 27, 2026. If you have any questions or need assistance with voting, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”) at (888) 750-5834 (for shareholders) or (212) 750-5833 (for banks and brokers).

Wesco 2026 Proxy Statement	Questions and Answers	3

How do I revoke or change my vote?

If you have returned a proxy via the internet, telephone or mail, you may revoke it at any time before it is voted at the Annual Meeting by:

•
notifying the Corporate Secretary at the Company’s headquarters office in writing that is received before 11:59 PM EDT on May 27, 2026;
•
sending another validly executed proxy dated later than your prior proxy either by internet, telephone or mail that is received before 11:59 PM EDT on May 27, 2026; or
•
attending the virtual Annual Meeting and voting online during the open poll section of the meeting.

What is the difference between holding shares as a registered stockholder and a beneficial holder?

If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered a registered stockholder with respect to those shares. If you hold your shares through an intermediary, such as a bank, broker, or other nominee (sometimes referred to as shares held in “street name”), then you are considered the beneficial holder of those shares.

What if I don’t indicate my voting choices?

If you are a registered stockholder and return your signed proxy card but do not mark the boxes showing how you wish to vote on any particular matter, your shares will be voted in the manner recommended by our Board on each matter presented in this Proxy Statement.

If you are a beneficial holder, then your broker, bank or other nominee will ask you how you want to vote your shares. If you give the broker, bank or nominee instructions, your shares will be voted as you direct. If you do not give instructions, your broker, bank or nominee may vote your shares only on proposals that are considered routine matters. The only routine matter being proposed for stockholder vote at the Annual Meeting is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026. So, without voting instructions from the beneficial owner of the shares, brokers, bank or other nominee holders will not have discretionary authority to vote the shares at the Annual Meeting on any of the other proposals. We encourage you to provide instructions to your bank, broker or nominee by carefully following the instructions provided. This will ensure that your shares are voted at the Annual Meeting as you direct.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes, and there will be a duly appointed inspector of election who will certify his or her examination of the list of stockholders, the number of shares held and outstanding as of the record date, and the necessary quorum for transaction of the business for this meeting. These persons will count the votes at the Annual Meeting.

How many votes must be present to hold the Annual Meeting? What is a quorum?

A quorum of stockholders is required to conduct business at the Annual Meeting. A quorum is met if the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting are present either in person or by proxy at the Annual Meeting. Abstentions, broker non-votes and votes withheld from Director nominees count as shares present for purposes of determining a quorum.

How will Wesco solicit votes and who pays for the proxy solicitation?

Wesco pays the cost of preparing our proxy materials and soliciting your vote. We have engaged Innisfree to assist with the solicitation of proxies for an estimated fee of $20,000 plus expenses. Wesco will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. Proxies may be solicited on our behalf by our Directors, officers, employees and agents, without additional remuneration, by telephone, electronic or facsimile transmission or in person.

May I elect to receive a paper copy of proxy materials in the future?

Stockholders can elect to receive future Wesco Proxy Statements and Annual Reports via paper copies in the mail.

Wesco 2026 Proxy Statement	Questions and Answers	4

If you are a registered stockholder, you can choose to receive future Annual Reports and Proxy Statements via paper copy at no charge by writing to WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. If you are a beneficial holder, follow the information provided by your nominee for instructions on how to elect to receive paper copies of future Annual Reports and Proxy Statements.

If you enroll to receive paper copies of Wesco’s future Annual Reports and Proxy Statements, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel the enrollment.

What is householding?

Stockholders who share the same last name and address will receive one package containing a separate Notice for each individual stockholder at that address. Stockholders who have elected to receive paper copies and who share the same last name and address will receive only one set of our Annual Report on Form 10-K and Proxy Statement, unless such stockholders have notified us that they wish to continue receiving multiple copies. This method of delivery, known as “householding,” will help ensure that stockholder households do not receive multiple copies of the same document and lowers the costs and the environmental impact of our Annual Meeting.

If you are a registered stockholder, you can opt out of the householding practice and receive prompt delivery of a separate copy of the materials by calling Broadridge at 1-866-540-7095. If you would like to opt out of this practice and you are a beneficial holder, please contact your bank or broker.

If you receive multiple copies of proxy materials at your household and would prefer to receive a single copy of these materials, please contact Broadridge at the above telephone number. If you are a beneficial holder, please contact your bank or broker.

Wesco 2026 Proxy Statement	Board of Directors	5

Proposal 1 — Election of Directors

The following Director Nominees have been nominated for election to our Board for a term expiring at the 2027 Annual Meeting of Stockholders: John J. Engel, Glynis A. Bryan, Michael L. Carter, Anne M. Cooney, Matthew J. Espe, Sundaram Nagarajan, James L. Singleton, Easwaran Sundaram, Laura K. Thompson and David C. Wajsgras.

Our Board unanimously recommends a vote “FOR”

each of the Director Nominees.

Board of Directors

The Board of Directors is composed of twelve directors as of the filing date of this Proxy Statement. Two directors, Bobby J. Griffin and Steven A. Raymund, will retire from the Board at the end of their current term and are not standing for re-election at the 2026 Annual Meeting. The Director Nominees are to be elected at the Annual Meeting for a one-year term expiring in 2027, subject to earlier retirement, resignation or removal.

The following is the complete list of individuals who comprise our Board of Directors and Board Committees as of March 30, 2026.

Name	Age	Director Since	Audit	Compensation	Executive	Nominating and Governance
John J. Engel	64	2008
Glynis A. Bryan	67	2023
Michael L. Carter	57	2026
Anne M. Cooney	66	2021
Matthew J. Espe	67	2016
Bobby J. Griffin(1)	77	2014
Sundaram Nagarajan	63	2022
Steven A. Raymund(1)	70	2006
James L. Singleton(2)	70	1998
Easwaran Sundaram	55	2018
Laura K. Thompson	61	2019
David C. Wajsgras	66	2026

(1)
Messrs. Griffin and Raymund will retire from the Board at the end of their current term on May 28, 2026 and are not standing for re-election at the 2026 Annual Meeting.
(2)
Lead Director

Chair

Member

Wesco 2026 Proxy Statement	Board of Directors	6

The following information is provided regarding our Directors as of March 30, 2026:

The following information is provided regarding our Directors as of May 28, 2026, following the retirements of Messrs. Griffin and Raymund at the end of their current term, assuming all Director nominees are elected at the 2026 Annual Meeting:

Our Board proactively seeks Director candidates to provide representation of relevant and varied backgrounds, perspectives, skills, and experiences in our business and in the boardroom. During the past eight years, the Board has added six new Directors as part of its on-going refreshment process, including two new Directors in January 2026.

The matrix below describes the self-identified gender and race or ethnicity attributes of our Directors:

Board Background Matrix
	As of March 30, 2026		As of May 28, 2026
Total Number of Directors	12		10
Gender Identity:	Female	Male	Female	Male
	3	9	3	7
Demographic Background:
African American or Black	1	2	1	1
Asian	0	2	0	2
White	2	5	2	4

Wesco 2026 Proxy Statement	Board of Directors	7

Director Skills, Experience, and Background

The Board regularly reviews the relevant skills, experiences, and backgrounds that it believes are desirable to be represented on the Board and, in conjunction with the Board’s refreshment process described herein, has evaluated these skills and qualifications to align with the Company’s strategic vision, business and operations. The following is a description of some of these skills, experiences and backgrounds, along with the percentage of our Directors that bring such skills and qualifications to the Board.

100%	100%
Strategic / Executive Management Leadership Experience driving strategic direction and growth while serving in an executive leadership role of a major organization	Operations Management Experience or expertise in managing the operations and/or supply chain of a large business or major organization
100%	100%
Industry Background Knowledge of or experience in one or more of the Company’s specific industries	Public Company Board Service Experience as a board member of another publicly traded company
75%	75%
Risk Management Experience or expertise in identifying, assessing, and mitigating potential business risks	Financial Expertise Expertise or experience in financial accounting and reporting or the financial management of a major organization
92%	67%
Corporate Finance, including M&A Experience in corporate lending or borrowing, capital markets transactions, significant mergers or acquisitions, private equity, or investment banking

Technology / Artificial Intelligence / Cybersecurity

Experience or expertise in artificial intelligence, information technology, information security or the use of digital tools/technologies/ applications to facilitate business management

50%	100%
CEO Leadership Experience serving as the Chief Executive Officer of a major organization	International Experience Experience doing business around the world
67%	75%

Environmental and Sustainability

Experience or expertise working within or overseeing the sustainability function of an organization, or having educational training on relevant environmental, social and governance-related topics

Human Capital and Talent Management Experience working within or overseeing the human resources function of an organization, addressing compensation, benefits, talent and culture topics

Board composition is assessed by the Nominating and Governance Committee and the Board to achieve the appropriate mix of skills and experiences so that the Board, taken as a whole, is well-situated to fulfill the needs of the Company and its stockholders. Also, it is considered particularly beneficial that 100% of Board members have strategic leadership, executive management leadership, and operational expertise, as well as international experience and public company board service.

Wesco 2026 Proxy Statement	Board of Directors	8

Nominee Directors to Serve for a One-Year Term Expiring in 2027

John J. Engel

Chairman, President & Chief Executive Officer

Mr. Engel has served as Chairman of the Board of Directors since 2011 and has served as our President and Chief Executive Officer since 2009. Previously, he served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining Wesco in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc.; Executive Vice President and Senior Vice President of Perkin Elmer, Inc.; and Vice President and General Manager of Allied Signal, Inc. He also held various engineering, manufacturing and general management positions at General Electric Company. Mr. Engel is a member of the Business Roundtable and the Business Council and is a member of the Board of Directors of the National Association of Manufacturers. He formerly served as a director of United States Steel Corporation.

Qualifications: Among Mr. Engel’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Engel is the Company’s Chairman and Chief Executive Officer, previously served as its Chief Operating Officer, and has extensive experience as a senior executive and operating leader in various global industries and a diverse range of businesses. He is experienced in strategic planning, financial and capital markets, risk oversight, human capital management and environmental, social and governance matters. Mr. Engel also has expertise in managing complex operational and financial matters.

Age: 64 Director since: 2008 Chairman of the Board Member of: Executive Committee

Glynis A. Bryan

Former Chief Financial Officer, Insight Enterprises, Inc.

Ms. Bryan served as the Chief Financial Officer of Insight Enterprises, Inc., a Fortune 500 software and technology solutions integrator, from 2007 through 2024. Prior to joining Insight, she served as the Executive Vice President and Chief Financial Officer of Swift Transportation Co. from 2005 to 2007 and as the Chief Financial Officer of APL Logistics from 2001 to 2005. Previously, Ms. Bryan held various senior finance roles at Ryder System, Inc., including as Senior Vice President and Chief Financial Officer of Ryder’s largest business unit, Ryder Transportation Services, from 1999 to 2000. Ms. Bryan also serves as a director of Pinnacle West Capital Corporation, Benchmark Electronics, Inc. and Ameriprise Financial, Inc. and formerly Pentair plc.

Qualifications: Among Ms. Bryan’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Bryan brings significant experience and expertise in the areas of finance, accounting, treasury and capital structure management, business and strategic planning, risk management and digital transformations, through her more than 20 years of service as the chief financial officer for several large, multinational companies. She also has broad experience as a public company board member including as chair of the finance committee and a member of the audit and corporate governance and nominating committees of Pinnacle West Capital Corporation, member of the human capital and compensation committee of Benchmark Electronics, Inc. and member of the audit and risk committee of Ameriprise Financial. Ms. Bryan is an audit committee financial expert.

Age: 67 Director since: 2023 Member of: Audit Committee

Wesco 2026 Proxy Statement	Board of Directors	9

Michael L. Carter

Executive Vice President and Chief Partner Officer, Truist Financial Corporation

Mr. Carter currently serves as Executive Vice President and Chief Partner Officer at Truist Financial Corporation, since June 2025. Previously, he served as Managing Director and Head of Corporate and Investment Banking for Truist Securities, Inc. from 2021 to June 2025. Prior to joining Truist, Mr. Carter served as Managing Director and Global Head of Technology Investment Banking at RBC Capital Markets from 2013 to 2021. He also held senior positions at Barclays as Managing Director and Global Head of Technology Enabled Solutions and Enterprise Technology from 2008 to 2013, and at Lehman Brothers, Inc. as Managing Director and Global Head of Enterprise Computing and IT Services from 2000 to 2008 and Head of Internet Infrastructure, with a focus on data center development, prior to 2000. Mr. Carter began his career as an analyst at Hughes Aircraft Company. He is a former director of Computer Services Inc.

Qualifications: Among Mr. Carter's experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Carter has 35 years of experience in finance, largely as a global investment banker leading global technology investment banking businesses. He brings an unique view to capital and risk allocation, valuation and global M&A strategy across the U.S., Europe and Asia, risk governance excellence, and digital transformation enablement. Mr. Carter has expertise in strategic growth leadership, supply chain and operational resilience, innovation and digital modernization, governance experience, partnership-centered business acumen, and optimization and monetization of supplier/partner relationships. He has extensive experience with artificial intelligence, including as a member of Truist's firm-wide AI Working Group, as an Operating Expert for an early stage Deep Tech/AI VC fund, and holds certifications in Agentic AI transformation from MIT and AI Strategies for Business Transformation from Northwestern/Kellogg.

Age: 57 Director since: 2026

Anne M. Cooney

Former President, Process Industries & Drives Division, Siemens Industry, Inc.

Ms. Cooney served as President of the Process Industries and Drives Division of Siemens Industry, Inc., a division of Siemens AG, from October 2014 until her retirement in December 2018. Previously, she held a variety of executive management positions at Siemens after joining the company in 2001, including serving as Chief Operating Officer, Siemens Healthcare Diagnostics, a division of Siemens AG, from 2011 until 2014, and serving as President, Drives Technologies of Siemens Industry, Inc. from 2008 until 2011. Earlier in her career, Ms. Cooney also held various leadership roles with increasing responsibility at General Electric Company and served as Vice President, Manufacturing of Aladdin Industries, LLC. Ms. Cooney is a director of The Manitowoc Company, Inc. and formerly Summit Materials, Inc.

Qualifications: Among Ms. Cooney’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Cooney has expertise in managing businesses and operations of complex global organizations, executive leadership experience in the industrial sector, and domain knowledge of electrical and utility end markets. Having served as a Chief Operating Officer, and currently serving as the chair of the compensation committee and a member of the corporate governance and sustainability committee of The Manitowoc Co., Inc., she also brings experience in the management and oversight of climate and sustainability initiatives, as well as expertise in human capital management.

Age: 66 Director since: 2021 Member of: Audit Committee and Nominating and Governance Committee

Wesco 2026 Proxy Statement	Board of Directors	10

Matthew J. Espe

Director, Advisor and Investor

Mr. Espe is a prior Chief Executive Officer and has served on a number of public and private boards. He served as an Operating Partner at Strategic Value Partners, a private equity investment firm, from November 2017 through April 2023, chairing two of their portfolio company boards and sitting on the board of a third. He also served as an Operating Partner at Periphas Capital, a private equity investment firm, from February 2018 until January 2023. From February 2017 to November 2017, Mr. Espe served as the Chief Executive Officer of Radial, Inc., a multinational e-commerce company. Previously, he served as Chief Executive Officer and President of Armstrong World Industries, Inc., a global producer of flooring products and ceiling systems, a position he held from 2010 to March 2016. Previously, Mr. Espe served as Chairman and Chief Executive Officer of Ricoh Americas from 2008 to 2010 and Chairman and Chief Executive Officer of IKON Office Solutions, Inc. from 2002 to 2008. Mr. Espe began his career at General Electric Company, and he was with GE for more than 20 years, most recently as President and Chief Executive Officer of GE Lighting. Mr. Espe is also a member of the Board of Directors of Korn Ferry and Diebold Nixdorf, Inc. and formerly Anywhere Real Estate, Inc. (formerly known as Realogy Holdings Corp.).

Qualifications: Among Mr. Espe’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Espe has considerable experience as a Chief Executive Officer of a Fortune 500 company, and he brings significant management experience and knowledge to the Board of Directors in the areas of finance, accounting, international business operations, risk oversight, corporate governance, climate impact, sustainability, as well as human capital management. He also brings significant experience gained from service on the board of directors of other public companies, including serving as a member of the audit and compensation and personnel committees of Korn Ferry, and as a member of the nomination and governance, and as chair of the people and compensation committees of Diebold Nixdorf, Inc., and has experience in and knowledge of industries that are relevant to Wesco.

Age: 67 Director since: 2016 Member of: Compensation Committee (Chair) and Executive Committee

Sundaram “Naga” Nagarajan

President and Chief Executive Officer of Nordson Corporation

Mr. Nagarajan has served as the President and Chief Executive Officer of Nordson Corporation, a publicly traded, innovative, precision technology company, since 2019. Prior to joining Nordson, Mr. Nagarajan held roles of increasing responsibility with Illinois Tool Works Inc. from 1995 to 2019, including serving as the Executive Vice President, ITW Automotive OEM Segment from 2015 to 2019. Mr. Nagarajan serves on the Board of Directors of Nordson Corporation, Greater Cleveland Partnership, and the Board of Trustees of Manufacturers Alliance and Hawken School. Mr. Nagarajan formerly served as a director of Sonoco Products Company and is a former trustee of the Hobart Institute of Welding Technology.

Qualifications: Among Mr. Nagarajan’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Nagarajan is the Chief Executive Officer of a publicly traded company with broad expertise in senior executive and operating leadership roles, including extensive experience in and knowledge of manufacturing, organizational change management, supply chain management, human capital management, and international business operations. He has worked on various environmental, social and governance initiatives, overseeing sustainability strategies and teams.

Age: 63 Director since: 2022 Member of: Audit Committee and Compensation Committee

Wesco 2026 Proxy Statement	Board of Directors	11

James L. Singleton

Chairman, CGH, LLC

Mr. Singleton has served as Chairman of CGH, LLC since October 2023. From 2014 to 2023, he served as Chairman and Chief Executive Officer of Cürex Group Holdings, LLC. and as the Vice Chairman from 2010 to 2014. From 1994 to 2005, Mr. Singleton served as the President of The Cypress Group LLC, a private equity firm of which he was a co-founder. Prior to founding Cypress, he served as a Managing Director in the Merchant Banking Group at Lehman Brothers. Mr. Singleton also serves as a director of Sunbelt Rentals Holdings, Inc.

Qualifications: Among Mr. Singleton’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Singleton was a Chief Executive Officer and has extensive expertise in the capital markets, mergers and acquisitions, corporate strategy, human capital management, as well as deep knowledge of the Company, its industry, business and history. In 2022, Mr. Singleton received the Public Company Director of the Year Award from the National Association of Corporate Directors (NACD), a recognition of Mr. Singleton’s integrity and informed judgment as well as his contributions to advancing board performance and leading corporate governance practices in accordance with NACD principles.

Age: 70 Director since: 1998 Lead Director Member of: Compensation Committee, Executive Committee (Chair), and Nominating and Governance Committee

Easwaran Sundaram

Operating Executive, Tailwind Capital

Mr. Sundaram serves as an Operating Executive at Tailwind Capital, a mid-market private equity firm focused on industrial and technology portfolios. He served as the Executive Vice President and Chief Digital & Technology Officer of JetBlue Airways Corporation from 2012 until his retirement in February 2021 and was a founding member and oversight officer of JetBlue Technology Ventures, a wholly owned subsidiary of JetBlue Airways that incubates, invests in and partners with early stage startups. Previously, Mr. Sundaram was Senior Vice President of Global Supply Chain and Chief Information Officer at Pall Corporation and served in a senior supply chain management role at PSS World Medical – McKesson Corporation. Mr. Sundaram also serves as a director of Krispy Kreme and formerly SolarWinds Corporation.

Qualifications: Among Mr. Sundaram’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors are his leadership experience as a technology executive of a Fortune 500 company and his expertise in digital tools and applications, cybersecurity and global supply chain management. He brings expertise in the evaluation of environmental, social and governance matters, including sustainable technologies.

Age: 55 Director since: 2018 Member of: Audit Committee and Nominating and Governance Committee

Wesco 2026 Proxy Statement	Board of Directors	12

Laura K. Thompson

Former Executive Vice President and Chief Financial Officer, The Goodyear Tire & Rubber Company

Ms. Thompson served as Executive Vice President of The Goodyear Tire & Rubber Company until her retirement in March 2019, and from 2013 to 2018 she served as Executive Vice President and Chief Financial Officer. She has over 35 years of international business and finance experience, including as Vice President of Business Development and Vice President of Finance and Director of Investor Relations. Ms. Thompson also serves as a director of Parker Hannifin Corporation and Titan International, Inc.

Qualifications: Among Ms. Thompson’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors are her financial expertise and her global executive leadership experience in finance, operations, climate impact, and business development at a Fortune 200 company. She also serves as member of the audit and corporate governance and nominating committees of Parker Hannifin Corporation and the audit, nominating, and corporate governance committees of Titan International, Inc. In addition, Ms. Thompson is an audit committee financial expert.

Age: 61 Director since: 2019 Member of: Audit Committee (Chair) and Executive Committee

David C. Wajsgras

Chairman and Chief Executive Officer of Everfox

Mr. Wajsgras has served as Chairman and Chief Executive Officer of Everfox, a cyber solutions security company, since January 2026. Previously, he served as Chief Executive Officer of Intelsat Holdings S.A., a satellite communications company, from April 2022 until its acquisition by SES in July 2025. From 2021 to 2022, Mr. Wajsgras served as Partner and Head of Aerospace and Defense at Pine Island Capital Partners LLC, a private equity investment firm. From 2006 to 2020, he held several executive management positions at Raytheon Company, including serving as President of Intelligence, Information and Services from 2015 to 2020 and as Senior Vice President and Chief Financial Officer from 2006 to 2015. Mr. Wajsgras also served in a variety of executive management positions at Lear Corporation, including as Executive Vice President and Chief Financial Officer, Senior Vice President and Chief Financial Officer, and Vice President and Corporate Controller. He also held leadership positions at Engelhard Corporation as Corporate Controller, AlliedSignal, Inc. as Chief Financial Officer and Director of Global Business Services and began his career as an Analyst at PricewaterhouseCoopers LLP. Mr. Wajsgras also serves as a director of Parsons Corporation and Martin Marietta Materials, Inc.

Qualifications: Among Mr. Wajsgras' experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Wajsgras has considerable experience as Chief Executive Officer and Chief Financial Officer of major public companies, bringing significant management experience and knowledge to the Board of Directors in the areas of strategy, finance, operations, network communications, and cybersecurity. He led Raytheon's Cyber Security Business Segment. Mr. Wajsgras has extensive experience in risk management gained through his roles as CEO, Business President, and CFO. He has experience in the assessment or oversight of human resources functions of an organization, including programs supporting talent development and employee engagement. He also has experience in the assessment or oversight of strategies, risks and opportunities related to artificial intelligence. Mr. Wajsgras has significant experience gained from service on the boards of directors, audit, and nominating and corporate governance committees of Parsons Corporation and Martin Marietta Materials, Inc.

Age: 66 Director since: 2026

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Corporate Governance

Corporate Governance Guidelines, Committee Charters and Other Governance Policies

We have adopted Corporate Governance Guidelines in conformity with the New York Stock Exchange ("NYSE") listed company standards to provide a framework to assist members of our Board in fully understanding and effectively implementing their responsibilities while assuring our on-going commitment to high standards of corporate conduct and compliance. Our Board has adopted written charters for each of its committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Executive Committee.

We have adopted a Wesco Code of Business Conduct and a Global Antibribery and Anticorruption Policy which apply to our Board of Directors and all of our employees and cover all areas of professional conduct, including customer relations, conflicts of interest, insider trading, financial disclosure, and compliance with applicable laws and regulations. We have adopted a Political Contribution Policy, which, together with our Code of Business Conduct, outlines our policies regarding corporate political contributions.

We also have adopted a Code of Principles for Senior Financial Executives, referred to as the Senior Financial Executive Code, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. We disclose amendments to, or waivers from, the Senior Financial Executive Code on the corporate governance section of our website within four business days of any amendment or waiver.

You may access our Corporate Governance Guidelines, Committee Charters, Code of Business Conduct, Global Antibribery and Anticorruption Policy, Senior Financial Executive Code, Independence Policy, Political Contribution Policy, and related documents on our website at https://www.wesco.com/us/en/our-company/corporate-responsibility/governance-guidelines-and-policies.

Director Independence

Our Board has adopted independence standards that meet or exceed the independence standards of the NYSE, including the enhanced independence requirements for audit and compensation committee members. In addition, as part of our independence standards, our Board has adopted standards to assist it in evaluating the independence of each of its Directors. The standards are intended to assist our Board in determining whether or not certain direct or indirect relationships between its Directors and our Company or its subsidiaries are “material relationships” for purposes of the NYSE independence standards. The standards establish thresholds at which any relationship is deemed to be material.

Annually, the independence of each Director is reviewed, applying applicable independence standards. The review considers relationships and transactions between each Director and his or her immediate family and affiliates and our management and our independent registered public accounting firm. Based on this review, our Board has affirmatively determined that the following Directors are independent: Messrs. Carter, Espe, Griffin, Nagarajan, Raymund, Singleton, Sundaram, and Wajsgras and Messes. Bryan, Cooney and Thompson.

Director Qualifications

Our Nominating and Governance Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors, including overall skills and experience. Each Director’s particular and specific experience, qualifications, attributes or skills which support his or her position as a Director on our Board include those that are identified in the Proposal 1 – Election of the Board of Directors section of this Proxy Statement.

The Nominating and Governance Committee considers various factors in determining whether to recommend a candidate for nomination as a Director, including an individual’s aptitude for independent analysis, level of integrity, personal and professional ethics, soundness of business judgment, relevant experience, skills, and ability and willingness to commit sufficient time to Board activities. As part of this annual review, Directors disclose their service on other boards, which the Nominating and Governance Committee takes into consideration when evaluating a Director’s ability to devote sufficient time to the Company’s Board. The Nominating and Governance Committee consults with the Board to determine the most appropriate combination of characteristics, skills and experiences for the Board as a whole with the objective of having a Board whose members have a variety of backgrounds and experiences and sufficient domain knowledge of the Company’s end markets and distribution industry. The Nominating and Governance Committee considers candidates' professional experience and evaluates each individual in the context of the individual’s potential contribution to the Board as a whole to best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment, and allow the Board to benefit from the group’s range of backgrounds, experiences and skills.

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The Nominating and Governance Committee also reviews the characteristics of incumbent Board members and prospective Board members to ensure that the Board, as a whole, possesses the experience, expertise and competencies that are relevant or desirable. The Nominating and Governance Committee uses a skills matrix to assess the overall composition of the Board, including such characteristics as CEO experience, strategy and operational expertise, financial expertise, capital markets expertise, human capital management expertise, sustainability and environmental expertise, corporate governance experience, risk management experience, supply chain and industry experience, mergers and acquisitions experience, international experience, and technology and cybersecurity experience, among others. These processes are designed to ensure a high-functioning and well-composed Board of independent and capable Directors with relevant experience.

The Nominating and Governance Committee may also target prospective candidates for Board membership based on their attributes compared to current Board members to achieve a strong overall Board composition. The Nominating and Governance Committee applies the same criteria to all candidates that it considers, including any candidates submitted by stockholders.

Board Refreshment and Tenure

The Board is committed to ongoing Board refreshment. The Board considers a balanced Board in terms of overall average Director tenure, comprising newer Directors as well as those who have longer experience with the Company, to benefit the Company and its stockholders by providing fresh perspectives, experience and stability. As part of its Board refreshment process, the Board has recruited a new Director in six of the past eight years. Currently, 46% of our independent Directors have a tenure of five years or less, and the average tenure of our independent Directors as of March 30, 2026 is 8.62 years with a median tenure of 7.62 years. Two our current Directors, Bobby Griffin and Steven Raymund, will retire from the Board at the end of their current term on May 28, 2026. Immediately following the 2026 Annual Meeting, and assuming all Director nominees are elected, 56% of our independent Directors will have a tenure of five years or less, and the average tenure will be 7.14 years and median tenure will be 6.66 years. In order to develop a balanced Board, we have a robust Director recruitment process that includes utilizing the assistance of a nationally recognized recruiting firm to identify and recruit potential candidates for our Board of Directors based on attributes outlined on a skills matrix that was developed by the Nominating and Governance Committee. For each recruiting engagement, the Nominating and Governance Committee, working with the independent recruiting firm and including input from the Board, develops specifications for each director position, which are used to identify and recruit director candidates.

Board, Committee and Director Evaluations

The Board has established a robust self-evaluation process for the Board, its Committees and individual Directors. Each year, our Board and Committees conduct evaluations to assess their effectiveness and adherence to the Corporate Governance Guidelines and Committee charters, and to identify opportunities to improve Board and Committee performance. As part of that process, we also conduct individual Director evaluations, including peer assessments. As described below, the Board engages an independent corporate governance professional to conduct interviews with each Director as part of this process.

Under the leadership of our Lead Director, Mr. Singleton, our annual evaluation process focused on three components: (1) the Board, (2) Board Committees and (3) individual Directors. An independent third party who is experienced in corporate governance matters interviews each Director to obtain his or her assessment of the effectiveness of the Board and its Committees, including identifying any opportunities the Board can focus on to enhance effectiveness. In addition, each Director had the opportunity to provide feedback on his or her peers. Our Lead Director provides overall Board and Committee evaluation feedback and leads a discussion with the entire Board, and also provides feedback to each Director in an individual session.

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Topics considered during the 2025 Board, Committee and Director Evaluation Process included:

Director Performance

•
Individual Director performance
•
Chairman (in that role)
•
Lead Director (in that role)
•
Each Committee Chair (in that role)

Board and Committee Operations

•
Board and Committee membership, including Director skills, background and expertise
•
Committee structure, including whether the Committee structure enhances Board and Committee performance
•
Access to management
•
Conduct of meetings, including time allocated for, and encouragement of, candid dialogue
•
Director recruiting and on-boarding process
•
Key areas of focus for the Board
•
Strategy oversight
•
Capital allocation
•
Consideration of stockholder value
•
Consideration of reputation
•
Identification of relevant and timely topics for attention and discussion

Board Performance

Committee Performance

•
Performance of Committee duties under Committee charters
•
Consideration of reputation
•
Effectiveness of outside advisors

Director Continuing Education

As part of our efforts designed to ensure a continuing high-performance Board, Directors participate in continuing education on current topics and developments. We bring outside experts into the Board room to review current topics and developments in their areas of expertise, and Directors regularly attend outside education sessions on relevant topics. Education topics include corporate governance, compensation, SEC developments, financial matters, economic developments, artificial intelligence, emerging technology and trends, risk management, cybersecurity, and others.

Compensation Committee Interlocks

None of our executive officers serves as an executive officer of, or as a member of, the compensation committee of any public company that has an executive officer, director or other designee serving as a member of our Board. No member of our Compensation Committee has been an executive officer of the Company.

Executive Sessions and Lead Director Responsibility

During 2025, the non-management members of our Board met in executive session at each regularly scheduled Board of Directors’ meeting. Our Directors generally hold executive sessions at both the beginning and end of each Board meeting. As Lead Director, Mr.

Wesco 2026 Proxy Statement	Corporate Governance	16

Singleton presided over these executive sessions. In addition, Mr. Singleton has broad authority to call and conduct meetings of the independent Directors. The duties and responsibilities of our Lead Director are described in more detail in the section below.

Board Leadership Structure

Since 2011, Mr. Engel has served as Chairman of the Board. The Board believes that Mr. Engel’s combined role of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders at this time, and that Mr. Engel is the Director best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the Company’s business and industry, and his ability to identify strategic priorities essential to the future success of the Company. The Board believes that this structure is best for the Company because it provides for clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors with an independent Lead Director. Mr. Singleton serves as the Board’s independent Lead Director and presides over executive sessions of the Board. The non-management members of our Board meet in executive session at each regularly scheduled Board meeting. The Audit, Compensation, and Nominating and Governance Committees are all chaired by and composed solely of independent Directors in accordance with independence standards of the NYSE, and thus oversight of key matters is entrusted to the independent Directors. Each of these Committees also meets in executive session without members of management present. The responsibilities of the Lead Director include the following:

•
Presides at all meetings of the Board at which the Chairman is not present, including meetings of independent Directors held in executive session;
•
Has the authority to call meetings of the independent Directors;
•
Leads the Board evaluation program;
•
Evaluates, along with the members of the Compensation Committee and the full Board, the CEO’s performance, and meets with the CEO to discuss the Board’s evaluation;
•
Serves as a liaison between the Chairman/CEO and the independent Directors;
•
Consults with the Chairman/CEO on and approves agendas and schedules for Board meetings to ensure there is sufficient time for discussion of agenda items;
•
Advises the Chairman/CEO on the Board’s informational requirements and approves information sent to the Board, as appropriate;
•
Consults with the Chair of the Nominating and Governance Committee and the Chairman regarding recommended appointments of Committee members, including Committee chairs; and
•
Facilitates communication between the Board and senior management.

The Lead Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent Committee chairs, and each Director may request inclusion of specific items on the agendas for Board and Committee meetings.

Considering all of the above, the Board believes that a combined Chairman and Chief Executive Officer, together with the Lead Director, is an appropriate Board leadership structure and is in the best interests of the Company and its stockholders at this time.

Communications with Directors

Our Board has established a process by which stockholders and other interested parties may communicate with the Board, our Board Committees, and/or individual Directors by confidential e-mail. Such communications should be sent in writing to the e-mail address noted in the corporate governance section of our website at https://www.wesco.com/us/en/our-company/leadership.html#contact.

Our Chief Compliance Officer will review all of these communications on a timely basis, and our General Counsel will forward appropriate communications (i.e., other than solicitations, invitations, advertisements, or similar communications) to the relevant Board members on a timely basis.

Stockholders who wish to communicate with our Board in writing via regular mail should send correspondence to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary.

Our Board members routinely attend our Annual Meeting of Stockholders. This provides you with additional opportunities to communicate with our Board. All of our Board members were present at our Annual Meeting of Stockholders.

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Director Nominating Procedures

Our Nominating and Governance Committee recommends potential candidates for nomination as Director based on a number of criteria, including the needs of our Board. Any stockholder who would like the Nominating and Governance Committee to consider a candidate for Board membership should send a letter of recommendation that includes:

•
The name and address of the proposed candidate;
•
The proposed candidate’s resume or a listing of his or her qualifications to be a Director on our Board;
•
A description of why the proposed candidate would be a valuable addition to our Board;
•
A description of any relationship that could affect the proposed candidate’s ability to qualify as an independent Director, including identifying all other public or private company board and committee memberships;
•
A confirmation of the proposed candidate’s willingness to serve as a Director if selected by our Nominating and Governance Committee;
•
Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee or otherwise is required to be provided pursuant to our Amended and Restated By-Laws (our "By-Laws"); and
•
The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. In addition, the Company may request additional information regarding any proposed candidates. A stockholder who wishes to nominate a person for election as a Director must provide written notice to the Corporate Secretary of the Company at the address below in accordance with the procedures specified in Section 2.15 of our By-Laws. In general, to be timely, the written notice must be received by our Corporate Secretary not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. The notice must provide certain information required by the By-Laws, including (a) biographical and share ownership information of the stockholder (and certain affiliates), (b) descriptions of any material interests of the stockholder (and certain affiliates) in the nomination and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the nomination, (c) certain biographical, employment and specific qualifications information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee. Any notice of director nomination submitted must comply with the additional requirements of, and include the additional information required by, Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended.

Notices of Director recommendations or Director nominations, including the information described above, should be sent to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary.

Director Resignation Policy

The Board has adopted a resignation policy under which any Director who does not receive a majority of votes cast for his or her re-election is expected to offer his or her resignation for the Board’s consideration.

Stockholder Engagement

We seek to engage with current and prospective investors throughout the year in order to review our financial performance, business model and strategic initiatives, so that management and the Board can better understand stockholder perspectives. We also utilize these discussions to assess emerging issues that may help shape our practices and enhance our corporate disclosures, including in the areas of environmental, social and governance issues, executive compensation and capital deployment strategies. We strive for a collaborative approach with our stockholders and value the variety of perspectives that we hear in our discussions with them.

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Telephonic Discussions	Met with stockholders representing over 50% of
shares
Periodic Investor Days	CEO and CFO engagement
Functional and business unit leadership
Wesco Site Visits	engagement
Finance and Investor Relations engagement
Investor Presentations	International Outreach
Board member attendance at certain investor
Investor Conferences	meetings such as Annual Stockholders' Meeting

Quarterly Earnings Calls

Board’s Role in Oversight of Risk Management

Management is responsible for risk management, and the Board’s role is to oversee management’s efforts in this area. As part of their regular meetings and deliberations, the Board and its Committees review and discuss matters of significance regarding operational, financial and other risks that are relevant to the Company’s business. Strategic risks and operating risks are monitored by the Board through discussions regarding the Company’s strategic and operating plans and regular reviews of the Company’s operating performance. Certain topics, including succession planning and mergers and acquisitions, are of such importance that they are reviewed by the full Board and not delegated to a specific committee. In addition, management assesses the Company’s enterprise risk and reviews with the entire Board significant risks and associated mitigating factors on an annual basis.

Our Board has tasked designated standing committees with oversight of certain categories of risk management. The risk oversight focus areas of the committees are:

Risk Oversight

The Board

The Board is responsible for oversight of enterprise risk. It oversees and assesses management’s risk management processes and the effectiveness of those processes. The Board receives and reviews regular reports provided by management, and monitors risks that have been delegated to its three standing committees.

Management

Management is
responsible for day-
to-day risk
management
 processes in support
of the Board and each
 Committee’s
oversight
 responsibilities.
Management assesses
 the Company’s
enterprise risks on an
ongoing basis and
reviews significant
risks with the Board
 and Audit Committee
on an annual basis.

Audit

Oversees risks associated with
our financial reporting processes,
legal and regulatory compliance,
cybersecurity and other
operational matters. Discusses
and reviews overall risk
assessment and risk management
policies and practices with
management.

Compensation Oversees risks associated with our design and oversight of compensation programs and human capital management efforts.	Nominating and Governance Oversees risks associated with our Board processes, corporate governance, and significant environmental, social and governance matters.

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The Audit Committee, which is composed 100% of independent members, discusses and reviews guidelines and policies with respect to risk assessment and risk management and discusses with management the Company’s major financial risk exposures and the steps management takes to monitor and control such exposures. The Audit Committee is also responsible for oversight of cybersecurity risk. The Compensation Committee, which is composed 100% of independent members, reviews the potential for risk related to the Company’s compensation arrangements, including compensation arrangements and policies for executives, and determines whether any such arrangements are likely to encourage excessive or inappropriate risk taking. The Nominating and Governance Committee, which is composed 100% of independent members, is responsible for oversight of significant environmental, social and governance matters that are relevant to the Company.

To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer ("CISO") whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. The CISO reports to our Executive Vice President, Chief Information and Digital Officer (“CIDO”), who reports directly to our Chief Executive Officer. The CISO and CIDO regularly review cybersecurity matters with our Chief Executive Officer and other members of senior management, including cybersecurity risks and threats and the status of our cybersecurity incident response plan and related processes relating to the prevention, detection, mitigation and remediation of cybersecurity incidents. As part of its oversight responsibility of cybersecurity risk and the overall enterprise risk management process, the Audit Committee meets at least quarterly with the Company’s CISO, the CIDO, and other senior management to receive updates on cybersecurity risks and threats (and should they arise, any material incidents), the status of initiatives to strengthen the Company’s information security systems, management’s assessments of the Company’s security program and compliance with disclosure requirements. The Audit Committee and senior management report any findings and recommendations, as appropriate to the full Board of Directors for consideration. The Company has developed and conducts mandatory information security training programs for all employees and maintains cyber liability insurance policies.

Corporate Responsibility

The Board oversees the Company’s efforts to conduct its business in a principled, transparent, and accountable manner. The Board believes that its effective oversight of environmental, social and governance matters is central to its risk oversight function. The Nominating and Governance Committee is responsible for oversight of significant matters in these areas, and the Audit and Compensation Committees are delegated responsibility for oversight of specific topics. However, the Board receives regular updates from each of the Committees and retains ultimate oversight responsibility for these matters.

Oversight by Board Committee

Audit	Compensation	Nominating & Governance

Responsible for • Cybersecurity • Business Ethics • Regulatory Compliance • Legal Compliance	Responsible for • Human Capital Management • Talent • Human Rights • Labor Standards • Inclusion and Respect	Responsible for • Shareholder Rights • Board Structure • Material Sustainability Matters

Also responsible for oversight of relevant impacts on our financial reporting and the verification of data in our disclosures.	Also responsible for programs and policies related to the foregoing topics.	Also responsible for oversight of material environmental, social and governance matters not delegated to another Committee.

Our management teams work with senior leaders to set strategy and develop goals to embed sustainability objectives across our organization. Management of our sustainability programs is led by the Executive Vice President, Supply Chain and Operations who reports at least annually to the Board and as appropriate to the Board Committees on the status of these programs.

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Sustainability Initiatives

We promote ethics, safety, and environmental sustainability in conducting our business. We act responsibly and strive to reduce our environmental impact by how we service customers and the communities in which we operate. As a business-to-business distribution, logistics services, and supply chain solutions company, our approach to sustainability includes positive actions across our organization to reduce the environmental impacts of our own operations and assist our customers and suppliers with attaining their sustainability goals through our products, services, and supply chain solutions. For example, we assist our customers in areas such as lighting efficiency, energy management, renewable energy, and green sustainable sourcing. We also support utilities as they work to meet their renewable portfolio standards initiatives (solar and wind generation projects). Our lighting renovation and retrofit business is focused on improving energy efficiency in offices, schools, high rise buildings and manufacturing plants and our automation solutions are focused on reducing waste for customers.

Overall, we continue to invest in new and emerging technologies and expand our capabilities in order to meet growing demands in these areas:

ENERGY EFFICIENCY	ENERGY MANAGEMENT
We provide some of the most efficient products on the market, including LED lighting and energy-efficient power systems.	We offer a suite of smart building solutions that help manage a facility’s environmental impact, including advanced building automation equipment and HVAC controls.

RENEWABLE ENERGY	SUSTAINABLE MAINTENANCE, REPAIR & OPERATIONS
We provide turnkey renewable energy solutions ranging from large-scale photovoltaic projects to customized solar, wind, and energy solutions.	We help businesses meet green procurement goals by offering a broad range of sustainable tools, safety equipment, and miscellaneous consumables.

Safety

Our Sustainability Goals include a focus on employee safety, training and development, as these are core values of Wesco. We work to reduce or eliminate health and safety risks through dedicated programs, leadership commitments and employee involvement. We seek to achieve continuous improvement in the safety of our facilities and track a series of metrics that provide guidance toward that improvement. We have adopted a Global Health and Safety Policy to promote a culture of operational excellence and safety, health, and environmental performance.

Inclusive and Respectful Workplace Culture

We believe that our people and our high-performance culture are our greatest assets. We foster a culture that values and rewards employees based on merit. We also believe that making the most of the wealth of ideas, talents, skills, backgrounds, and perspectives from our people helps us do more and drives value for our stakeholders. We take pride in our talented workforce and aspire to become the employer of choice in our industry. Our Compensation Committee and Board are updated routinely by management on relevant programs and engage in regular discussions on matters such as workplace culture, talent development, and employee engagement.

We require that personnel actions are administered without any form of discrimination, and in compliance with applicable law.

We aim to support an inclusive and respectful workplace culture that:

•
leverages the unique experiences and perspectives of our talented workforce to support Wesco’s mission;
•
furthers employee engagement and builds a respectful culture;

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•
attracts and cultivates talent that bring new perspectives and thought processes to Wesco; and
•
supports the communities in which we operate.

Human Rights – At Wesco, the way in which we conduct business is as important as the products and services that we provide. Our Human Rights policy includes protections relating to:

•
Inclusion and Non-Discrimination
•
Harassment Prohibition
•
Child or Forced Labor Prohibition
•
Working Hours, Wages, and Benefits
•
Safety and Workplace Conditions
•
Disabled Employee Accommodations

We also expect vendors to comply with our Supplier Code of Conduct, which incorporates these human rights protections.

United Nations Global Compact

Wesco’s focus on sustainability includes supporting the ten principles of the United Nations Global Compact, which we joined in 2017. We also support the United Nations Sustainable Development Goals. Our recent efforts have had the most impact for the goals below.

GOOD HEALTH AND WELLBEING	AFFORDABLE AND CLEANENERGY	INDUSTRY INNOVATION & INFRASTRUCTURE	DECENT WORK AND ECONOMIC GROWTH	RESPONSIBLE CONSUMPTION AND PRODUCTION

Prohibition on Hedging and Pledging

The Company’s Insider Trading Policy prohibits Section 16 Directors and Officers from engaging in any hedging transactions that involve Wesco securities. Wesco believes that this ensures a strong alignment of the interests of Directors and Officers with our stockholders. The policy also prohibits all Officers, Directors, Designated Insiders and employees from selling short (including short sales “against the box”) or from trading, writing, or purchasing “put” or “call” options on Wesco securities. Section 16 Directors and Officers also are prohibited from holding securities of Wesco in a margin account and from using shares as collateral and pledging them as security for a loan. Designated Insiders and employee stockholders are not prohibited from using Wesco securities as collateral to secure a bona fide loan.

Stockholder Proposals for 2027 Annual Meeting

If you wish to have a stockholder proposal included in the Company’s proxy soliciting materials for the 2027 Annual Meeting of Stockholders, you must submit the proposal to the Company at its principal executive offices by our deadline, which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or December 18, 2026. For any other business to be properly brought before the 2027 Annual Meeting by a stockholder, notice in writing must be delivered to the Company in accordance with the Company’s Amended and Restated By-Laws not less than 90 days nor more than 120 days prior to the first anniversary of the 2026 Annual Meeting, or between January 28, 2027, and February 27, 2027. We may be required to include certain limited information concerning any such proposal in our Proxy Statement so that proxies solicited for the 2027 Annual Meeting may confer discretionary authority to vote on that matter. Any stockholder proposals should be addressed to our Corporate Secretary, WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122.

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Board and Committee Meetings

Our Board has four standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Governance Committee. Each Committee operates under a separate charter, which is available on the corporate governance section of our website at https://www.wesco.com/us/en/our-company/corporate-responsibility/governance-guidelines-and-policies.

The full Board held four meetings in 2025. Each Director attended 75% or more of the aggregate number of meetings of the full Board held in 2025 and the total number of meetings held by all Committees of the Board on which he or she served.

Audit Committee	8 Meetings Held in 2025
Members	Key Responsibilities:
Laura K. Thompson (Chair) Glynis A. Bryan Anne M. Cooney Sundaram Nagarajan Easwaran Sundaram
•
Appointing the independent registered public accounting firm to perform an integrated audit of our financial statements and to perform services related to the audit
•
Reviewing the scope and results of the audit with the independent registered public accounting firm
•
Reviewing with management our quarterly and year-end operating results
•
Considering the adequacy of our internal accounting and control procedures
•
Reviewing the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q
•
Providing oversight for cybersecurity risks
•
Reviewing any non-audit services to be performed by the independent registered public accounting firm and the potential effect on the registered public accounting firm’s independence

Independence and Financial Expert Qualifications:

•
All of the members of our Audit Committee are required to be, and were determined by our Board to be, independent Directors according to the independence standards of the SEC and the NYSE.
•
Our Board has determined that Messes. Bryan and Thompson and Mr. Nagarajan are Audit Committee Financial Experts, as defined under applicable SEC regulations.

Compensation Committee	4 Meetings Held in 2025
Members	Key Responsibilities:
Matthew J. Espe (Chair) Bobby J. Griffin Sundaram Nagarajan Steven A. Raymund James L. Singleton
•
Reviewing and approving compensation for the Company's executive officers, including the Chief Executive Officer
•
Overseeing the design and administration of the Company's incentive and equity-based compensation plans

Independence Qualifications:
•
All Compensation Committee members are required to be, and were at all times, Independent Directors according to the independence standards of the SEC and NYSE, and the enhanced independence requirements for Compensation Committee Members.

Wesco 2026 Proxy Statement	Board and Committee Meetings	23

Executive Committee	No Meetings Held in 2025
Members	Key Responsibilities:
James L. Singleton (Chair) John J. Engel Matthew J. Espe Bobby J. Griffin Laura K. Thompson	• May exercise all the powers and authority of the Directors in the management of the business and affairs of our Company
• Has delegated authority to exercise the powers of our Board between Board meetings
Independence Qualifications:
• Except for Mr. Engel, all Executive Committee members have been determined by our Board to be independent Directors according to the independence standards of the SEC and the NYSE.

Nominating and Governance Committee	4 Meetings Held in 2025
Members	Key Responsibilities:
Bobby J. Griffin (Chair) Anne M. Cooney Steven A. Raymund James L. Singleton Easwaran Sundaram
•
Responsible for identifying and nominating candidates for election or appointment to our Board and determining compensation for Directors
•
Review and make recommendations to our Board with respect to our corporate governance policies and practices and to develop and recommend to our Board a set of corporate governance principles
•
Responsible for oversight of material environmental, social and governance matters

Independence Qualifications:
• All of the members of our Nominating and Governance Committee are required to be, and were determined by our Board to be, independent under the independence standards of the SEC and the NYSE.

The membership information above reflects the composition of the Committees as of the date of this Proxy Statement. Messrs. Griffin and Raymund will retire from the Board at the end of their current term and will not stand for re-election at the 2026 Annual Meeting. Immediately following the 2026 Annual Meeting, and assuming all Director nominees are elected, the Board intends to reconstitute its Committees as follows:

•
Upon Mr. Griffin's retirement, Ms. Cooney will assume the role of Chair of the Nominating and Governance Committee (as well as join the Executive Committee) and step down from the Audit Committee.
•
Mr. Nagarajan will transition from the Audit Committee to the Nominating and Governance Committee and Ms. Bryan will also join the Nominating and Governance Committee.
•
Mr. Carter will join the Audit Committee and Mr. Wajsgras will join the Compensation Committee.

Wesco 2026 Proxy Statement	Director Compensation	24

Director Compensation

Compensation

Independent members of the Board of Directors receive compensation in the form of an annual cash retainer paid quarterly and an annual equity award. Directors have the ability to defer 25% to 100% of the cash and equity retainers. Deferred annual cash retainer amounts were converted into stock units and credited to an account in the Director’s name using the fair market value of our Common Stock on the dates the annual retainer would have been paid in the absence of a deferral election. The table below sets forth 2025 annual retainers for our non-employee Directors, as determined based on analysis provided by the independent compensation consultant, as described below.

Role	2025 Annual Cash Retainer
All Independent Directors	$125,000
Lead Independent Director	$50,000
Committee Chairs:
Audit	$30,000
Compensation	$30,000
Nominating and Governance	$30,000

The Nominating and Governance Committee works with an independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to do an annual assessment of Director Compensation, including providing the Nominating and Governance Committee with market research and comparison data using a peer group of companies which is the same as that used in the Compensation Committee’s evaluation of executive compensation. We review Director Compensation compared to that of the peer group. We query our consultant on new developments, best practices and trends in Director Compensation, and Meridian serves as a resource to the Nominating and Governance Committee.

In addition to the retainer, non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as Directors.

For 2025, non-employee Directors received equity grants in the form of Restricted Stock Units ("RSUs") in the amount of $185,000, which will vest on the first anniversary of the date of the grant. If a Director’s Board service is terminated earlier than one year from the date of grant as a result of the scheduled expiration of the Director’s term then, if such date is (1) less than three calendar months from the date of grant, then 25% of the RSUs shall be deemed vested, (2) at least three but less than six calendar months from the date of grant, then 50% of the RSUs shall be deemed vested, (3) at least six but less than nine calendar months from the date of grant, then 75% of the RSUs shall be deemed vested, and (4) at least nine calendar months from the date of grant, then 100% of the RSUs shall be deemed vested. On March 1, 2025, each non-employee Director received a grant of 1,025 RSUs with a grant date fair value of $180.47 per RSU, which was the closing price of our Common Stock on February 28, 2025.

Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of our Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made.

As set forth on an exhibit to the Company’s Form 10-K filed on February 22, 2016, the Company has entered into indemnification agreements with each current Director providing for: indemnification for indemnifiable claims and losses; advancement of expenses; and D&O liability insurance.

Robust Stock Ownership Guidelines

Our Board has adopted robust stock ownership guidelines for Directors, which are five times their annual cash retainer. Directors are expected to hold these ownership positions during their service as Directors. All Directors have acquired or are acquiring stock in accordance with the stock ownership guidelines.

Wesco 2026 Proxy Statement	Director Compensation	25

Director Compensation for 2025

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total
Bryan	$125,000	$185,000	—	$310,000
Cooney	$125,000	$185,000	—	$310,000
Espe	$155,000	$185,000	—	$340,000
Griffin	$155,000	$185,000	—	$340,000
Nagarajan	$125,000	$185,000	—	$310,000
Raymund	$125,000	$185,000	—	$310,000
Singleton	$175,000	$185,000	—	$360,000
Sundaram	$125,000	$185,000	—	$310,000
Thompson	$155,000	$185,000	—	$340,000

(1)
The amounts shown represents the cash portion of the annual retainer paid to the Directors. Ms. Cooney and Messrs. Griffin, Nagarajan and Sundaram elected to defer portions of their compensation into the Company’s Deferred Compensation Plan for Non-Employee Directors.

Name	Deferred Compensation
Cooney	$31,250
Griffin	$77,500
Nagarajan	$125,000
Sundaram	$125,000

(2)
Amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs. On March 1, 2025, each non-employee Director received a grant of 1,025 RSUs with a grant date fair value of $180.47 per RSU, which was the closing price of our Common Stock on February 28, 2025. These RSU awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 14 to our notes to consolidated financial statements for the year ended December 31, 2025, which is located on pages 80-83 of our Annual Report on Form 10-K.
(3)
All the RSU awards were granted under the WESCO International, Inc. 2021 Omnibus Incentive Plan, as approved by our Board and stockholders. See the “Director Outstanding Equity Awards at the Year-End” table below for more information regarding the equity awards held by Directors as of December 31, 2025.

Director Outstanding Equity Awards at Year-End

The following table summarizes outstanding RSUs held by each director on December 31, 2025, including those on which settlement has been deferred and those acquired through the deemed reinvestment of dividend equivalents.

Name	Number of Shares Underlying Outstanding Restricted Stock Units
Bryan	2,558
Cooney	2,923
Espe	9,920
Griffin	17,782
Nagarajan	4,067
Raymund	7,731
Singleton	3,322
Sundaram	4,797
Thompson	1,047

Wesco 2026 Proxy Statement	Security Ownership	26

Security Ownership

Security Ownership of Management

The following table sets forth the number of shares of Company’s Common Stock beneficially owned as of March 30, 2026, by each Director or nominee for Director of the Company, the named executive officers in the Summary Compensation Table and by all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of March 30, 2026, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

Name	Shares Beneficially Owned		Percent Owned Beneficially(1)
John J. Engel	753,914	(2)	1.5%

Glynis A. Bryan	3,453	(3)	*

Michael L. Carter	0		*

Anne M. Cooney	5,599	(3)	*

Matthew J. Espe	20,716	(3)	*

Bobby J. Griffin	31,472	(3)	*

Sundaram Nagarajan	6,533	(3)	*

Steven A. Raymund	28,295	(3)	*

James L. Singleton	38,951	(3)	*

Easwaran Sundaram	13,749	(3)	*

Laura K. Thompson	10,325	(3)	*

David C. Wajsgras	0		*

David S. Schulz	127,861	(2)	*

James F. Cameron	39,421	(2)	*

Daniel J. Castillo	0	(2)	*

Dirk W. Naylor	9,948	(2)	*

All 21 Directors and executive officers as a group	1,256,595	(2)	2.6%

* Indicates ownership of less than 1% of the Common Stock.

(1)
Based on the number of shares outstanding on the Record Date.
(2)
Includes the following shares of Common Stock not currently owned, but subject to SARs and/or Options which were outstanding on March 30, 2026 and may be exercised or settled within 60 days thereafter: Mr. Engel, 296,637; Mr. Schulz, 22,137; Mr. Cameron, 13,838; and Mr. Naylor, 5,064; and all executive officers as a group, 415,581.
(3)
Includes shares of Common Stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors, and restricted stock units subject to an election to defer even though such shares are not deemed currently to be beneficially owned by the Directors pursuant to Rule 13d-3, as follows: Ms. Bryan, 3,453; Ms. Cooney, 3,085; Mr. Espe, 11,479; Mr. Griffin, 28,203; Mr. Nagarajan, 6,533; Mr. Raymund; 23,772; Mr. Singleton, 18,616; Mr. Sundaram, 13,749; and Ms. Thompson, 1,047.

Delinquent Section 16(a) Reports

Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the year ended December 31, 2025, all such filings

Wesco 2026 Proxy Statement	Security Ownership	27

were made within the required time periods, based on the Company’s review of forms filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations received from such persons.

Security Ownership of Principal Stockholders

The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 30, 2026, by each person or group known by the Company to beneficially own five percent or more of the outstanding shares of the Company’s Common Stock.

Name	Shares Beneficially Owned		Percent Owned Beneficially

BlackRock Portfolio Management LLC 50 Hudson Yards New York, NY 10001	4,937,210	(1)	10.1%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,819,559	(2)	9.9%

Wellington Group Holdings LLP 280 Cogress Street Boston, MA 02210	2,784,105	(3)	5.7%

(1)
This information is based solely upon a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on March 4, 2026. BlackRock is the beneficial owner of and has sole dispositive power over 4,937,210 shares and has sole power to vote 4,783,662 shares.
(2)
Based on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group is the beneficial owner of 4,819,559 shares and has shared voting power over 16,514 shares, sole dispositive power over 4,754,417 shares and shared dispositive power over 65,142 shares. The Vanguard Group subsequently filed a Schedule 13G/A with the SEC on March 27, 2026, reporting that, following an internal realignment on January 12, 2026, The Vanguard Group did not beneficially own any of the Company's Common Stock and that certain of its subsidiaries or business divisions of such subsidiaries that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, will report beneficial ownership separately (on a disaggregated basis) from The Vanguard Group. The identify of such subsidiaries and/or business divisions of such subsidiaries and the number of shares beneficially owned by them is not known to the Company as of March 30, 2026.
(3)
This information is based solely upon a Schedule 13G/A filed by Wellington Group Holdings LLP and affiliates ("Wellington") with the SEC on February 10, 2026. Wellington is the beneficial owner of shares and has shared dispositive power over 2,784,105 and shared voting power over 2,319,822 shares.

Wesco 2026 Proxy Statement	Transactions with Related Persons	28

Transactions With Related Persons

Our Company has a written policy and has implemented processes and controls in order to obtain information from our Directors and executive officers with respect to related person transactions and for then determining whether our Company or a related person has a direct or indirect material interest in the transaction based on the facts and circumstances. Our Nominating and Governance Committee and Board review relationships and transactions between our Directors, executive officers and our Company or its customers and suppliers in order to determine whether the parties have a direct or indirect material interest. Its evaluation includes: the nature of the related person’s interest in the transaction; material terms of the transaction; amount and type of transaction; importance of the transaction to our Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of our Company; and any other relevant facts and circumstances. Transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in this Proxy Statement, and there were no disclosed transactions for 2025.

Wesco 2026 Proxy Statement	Executive Officers	29

Executive Officers

Our executive officers and their respective ages and positions as of March 30, 2026, are set forth below.

Name	Age	Position

John J. Engel	64	Chairman, President and Chief Executive Officer
Indraneel Dev	54	Executive Vice President and Chief Financial Officer
James F. Cameron	60	Executive Vice President and General Manager, Utility & Broadband Solutions
Daniel J. Castillo	57	Executive Vice President and General Manager, Electrical & Electronics Solutions
Akash Khurana	52	Executive Vice President and Chief Information and Digital Officer
Diane E. Lazzaris	59	Executive Vice President and General Counsel
Dirk W. Naylor	61	Executive Vice President and General Manager, Communications & Security Solutions
Hemant Porwal	52	Executive Vice President, Supply Chain and Operations
David S. Schulz	60	Executive Vice President
Christine A. Wolf	65	Executive Vice President and Chief Human Resources Officer

John J. Engel has served as Chairman of the Board of Directors since May 2011 and as our President and Chief Executive Officer since 2009. Previously, Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining Wesco in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc., Executive Vice President and Senior Vice President of Perkin Elmer, Inc., Vice President and General Manager of Allied Signal, Inc., and also held various engineering, manufacturing and general management positions at General Electric Company.

Indraneel Dev has served as our Executive Vice President and Chief Financial Officer since February 2026. Prior to joining Wesco, he served as Chief Financial Officer and Chief Revenue Officer of Congruex LLC, from October 2023 to January 2026 and as Chief Financial Officer from November 2022 to October 2023. Previously, Mr. Dev served as Chief Financial Officer of Lumen Technologies from 2018 to 2022, and held a range of senior finance leadership roles at Level 3 Communications, MCI, and MFS Communications.

James F. Cameron has served as our Executive Vice President and General Manager of the Utility & Broadband Solutions (UBS) strategic business unit since June 2020. From January 2014 to June 2020 he was Vice President and General Manager of the Utility and Broadband Group, and from 2011 to 2013 he was Regional Vice President of our Utility business. Prior to joining Wesco in 2011, Mr. Cameron served as Senior Vice President of the Utility Group, and Vice President of Marketing & Operations with Irby, a Sonepar Company. Earlier in his career, Mr. Cameron held various positions with Hubbell Power Systems, Thomas & Betts and ABB.

Daniel J. Castillo has served as our Executive Vice President and General Manager of the Electrical & Electronic Solutions (EES) strategic business unit since September 2025. Prior to joining Wesco, Mr. Castillo served as Executive Vice President and President, North America at Brink’s Company from June 2022 to August 2025, Executive Vice President and President, North America at JELD-WEN, Inc. from June 2020 to May 2022, and President of North America Doors from February 2018 to June 2020. Previously, he served as President of Cree Lighting and held a variety of business leadership positions at Eaton and Cooper Industries.

Akash Khurana has served as our Executive Vice President and Chief Information and Digital Officer since joining the Company in November 2020. Before joining Wesco, Mr. Khurana served as Chief Information Officer and Chief Data Officer at McDermott International, Ltd. from March 2015 to November 2020. Previously, he served as Senior Director of Global Product Lines and Regional P&Ls at Baker Hughes and held a variety of leadership roles at GE Healthcare and Power & Water Divisions.

Diane E. Lazzaris has served as our Executive Vice President and General Counsel since June 2020 and also as Corporate Secretary from February 2021 to December 2023. From 2014 to June 2020 she served as Senior Vice President and General Counsel, and from 2010 to December 2013 she served as our Vice President, Legal Affairs. From 2008 to 2010, Ms. Lazzaris served as Senior Vice President – Legal, General Counsel and Corporate Secretary of Dick’s Sporting Goods, Inc. From 1994 to 2008, she held various corporate counsel positions at Alcoa Inc., including Group Counsel to a group of global businesses.

Dirk W. Naylor has served as our Executive Vice President and General Manager of the Communications & Security Solutions (CSS) strategic business unit since July 2025, and from 2021 to June 2025, as Senior Vice President and General Manager - Communications & Security Solutions USA. From 2018 to 2021, he served as Global Accounts and Senior Vice President, Global Accounts and has held various other leadership roles at our company since 2005. Prior to joining our company, he held leadership positions with Lowry Computer Products and Panduit.

Wesco 2026 Proxy Statement	Executive Officers	30

Hemant Porwal has served as our Executive Vice President, Supply Chain and Operations division since June 2020, and from January 2015 to June 2020 as Vice President of Global Supply Chain and Operations. Before joining Wesco, Mr. Porwal served as Vice President at Sears Holding Corporation, leading their global procurement function since 2011, and at PepsiCo, Inc. where he held roles with increasing responsibility in Operations, Supply Chain, Procurement and Finance.

David S. Schulz has served as Executive Vice President since February 2026 and previously served as our Executive Vice President and Chief Financial Officer from June 2020 to February 2026, and as our Senior Vice President and Chief Financial Officer from October 2016 to June 2020. Prior to joining Wesco, Mr. Schulz served as Senior Vice President and Chief Operating Officer of Armstrong Flooring, Inc. from April 2016 to October 2016 and from November 2013 to March 2016, he served as Senior Vice President and Chief Financial Officer of Armstrong World Industries, Inc. and as Vice President, Finance of the Armstrong Building Products division from 2011 to November 2013. Prior to joining Armstrong World Industries in 2011, he held various financial leadership roles with Procter & Gamble and The J.M. Smucker Company. Mr. Schulz began his career as an officer in the United States Marine Corps.

Christine A. Wolf has served as our Executive Vice President and Chief Human Resources Officer since June 2020, and from June 2018 to June 2020 as Senior Vice President and Chief Human Resources Officer. Before joining Wesco from 2011 to June 2018, Ms. Wolf served as the Chief Human Resources Officer of Orbital ATK, Inc. until its acquisition by Northrop Grumman. From 2008 to 2011, she served as the Chief Human Resources Officer of Fannie Mae and from 2004 to 2008 she served as Chief Human Resources Officer of E*Trade Financial Corporation. Prior to that, she held various positions in human resources with companies in a variety of industries.

Wesco 2026 Proxy Statement	Proposal 2 — Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers	31

Proposal 2 — Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers

This year, the Company is seeking that the stockholders approve the compensation of the Company’s named executive officers (commonly referred to as “say-on-pay”) as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the narrative description accompanying such disclosure. As approved by our stockholders at the Annual Meeting of Stockholders in 2023 regarding the frequency of the advisory vote, and consistent with the Board’s recommendation, we are submitting this proposal on an annual basis. This vote is advisory only, meaning it is non-binding on the Company; however, the Board and Compensation Committee will review and carefully consider the results when evaluating future compensation decisions.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS.

The Board endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including as described under the “Compensation Discussion and Analysis” section, as well as the accompanying compensation tables and the related narrative disclosure, in the Company’s 2026 Proxy Statement.

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	32

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the Company’s compensation philosophy, policies and arrangements for 2025 that are applicable to our Named Executive Officers (“NEOs”), who are listed below:

NEO
John J. Engel		Chairman, President and Chief Executive Officer
David S. Schulz		Executive Vice President and Chief Financial Officer
James F. Cameron		Executive Vice President and General Manager, Utility and Broadband Solutions (UBS)
Daniel J. Castillo	(1)	Executive Vice President and General Manager, Electrical and Electronic Solutions (EES)
Dirk W. Naylor	(2)	Executive Vice President and General Manager, Communications and Security Solutions (CSS)
William C. Geary, II	(3)	Former Executive Vice President and General Manager, Communications and Security Solutions (CSS)

(1)
Mr. Castillo joined the Company as Executive Vice President and General Manager, EES, on September 1, 2025.
(2)
Mr. Naylor was appointed Executive Vice President and General Manager, CSS, effective June 30, 2025. He previously served as Senior Vice President and General Manager - CSS USA.
(3)
Mr. Geary departed the Company on June 30, 2025.

Executive Summary

Key elements of our executive compensation program include the following:

Element	Description

Stockholder Support

We received the support of approximately 91% of stockholder votes in favor of our say-on-pay proposal in 2025. The overall structure of our compensation program, which was based on significant stockholder engagement, has remained consistent.

Straightforward Program	Our program is straightforward and comprises three elements: (1) Base Salary; (2) Short-Term Incentive Program ("STIP"); and (3) Long-Term Incentive Program ("LTIP").

Pay for Performance	Our performance metrics are linked to our strategy and demonstrate our pay for performance philosophy that aligns compensation earned with performance outcomes.

Balanced Mix of Incentives	We have a balanced mix of short- and long-term incentives, using a blend of performance metrics.

Challenging Incentive Award Goals	We set challenging short- and long-term incentive award goals.

Reasonable Compensation Levels	Total compensation is reviewed annually against a range of market data from a custom peer group of companies with similar business characteristics to Wesco.

Limited Perquisites	We have limited use of perquisites.

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	33

No Tax Gross-Ups on Executive-Only Perquisites	We do not provide tax gross-ups on executive-only perquisites.

Independent Committee and Consultant	Our Compensation Committee is 100% independent and utilizes an independent compensation consultant.

Stock Ownership Guidelines	We have robust stock ownership guidelines for our executive officers.

No Hedging or Pledging	Our executive officers are prohibited from hedging or pledging our stock.

Clawback Policies	We have clawback policies that apply to financial restatements and events of misconduct, including a mandatory policy that complies with SEC rules and NYSE listing standards.

Pay for Performance

Our compensation program uses the following performance metrics:

Performance Metrics		Why It’s Included	How It’s Used

Short-Term Incentive Program (STIP)	Earnings Before Interest Taxes Depreciation and Amortization ("EBITDA")

Encompasses sales growth (including organic sales growth), operating margin performance (including gross margin and cost management) and profitability, all of which are central to the Company’s strategy and the creation of long-term stockholder value.

Based on the annual operating plan reviewed and approved by the Board each December, these metrics are used for STIP targets in the following year.

Free Cash Flow

Relates directly to the Company’s operating performance, including the effective management of working capital, which is especially relevant for a supply chain services company. Strong free cash flow is important to our business and to our investors.

	Strategic Objective	Relates directly to the achievement of a key strategic initiative for the Company.

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	34

Long-Term Incentive Program (LTIP)	Earnings Per Share (EPS) Growth	Supports our strategy to drive profitable revenue and earnings growth per share; encompasses sales and margin growth, cost control, and net income improvement.

The EPS Growth and RONA Growth metrics are measured both on a one-year basis and over a three-year period and represent an appropriate mix of a growth metric and a return metric, both of which are relevant to our business and strategy. A relative TSR modifier is calculated over the cumulative three-year performance period and applied to the full award payout. We believe that the combination of earnings growth, effective asset management, and relative stockholder returns drives value for our supply chain services company.

Return on Net Assets (RONA) Growth

Essential operating metric for a supply chain services company to focus on improving profitability, the efficient use of operating assets (working capital, property, buildings and equipment), and to create value for our stockholders.

	Relative Total Stockholder Return (TSR) Modifier	Strengthens the alignment between executive compensation and stockholder value creation.

2025 Highlights

Highlights for 2025 include:

•
Total Stockholder Return (TSR) of 36.5% for 2025, calculated based on stock price appreciation plus dividends paid during the year; continued focus on returning cash to stockholders including through a 10% increase in common stock dividends and $75 million of share repurchases by the Company in 2025.
•
Record annual sales of $23.5 billion in 2025, up 8% (9% organically) from the prior year.
•
Record data center sales of $4.3 billion in 2025, up over 50% from the prior year.
•
Full year adjusted EPS of $12.91, up 6% from the prior year.
•
Record year-end backlog, up 19%, positioning the Company for continued strong performance in 2026 while benefiting from the secular growth trends of digitalization, power generation and reliability, and supply chain resiliency.
•
Continued progress on our business transformation digital initiatives, which when completed, will enable us to accelerate our growth through greater cross-sell, expand our margins through improved pricing and operating cost leverage, and increase our working capital turns by leveraging our single global IT instance.

Say-on-Pay

In addition to considering the needs of the business, the corporate governance landscape, the competitive marketplace and other trends, the Compensation Committee considers the results of the Say-on-Pay advisory vote in making compensation decisions for the following year. In 2025, the Company’s advisory vote on executive compensation received the approval of approximately 91% of the shares voted. We believe that this substantial majority of votes cast affirms shareholders’ recognition of our strong alignment of pay with performance.

Compensation Philosophy, Approach and Pay Elements

We have a straightforward and transparent compensation program that is linked to our strategy and the drivers of long-term stockholder value. It is based on our pay-for-performance methodology, and we use operating performance metrics that are important to our business.

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	35

To be successful, we need to attract and retain executives and employees who are talented and motivated to grow long-term stockholder value.

There are three central elements to our executive total compensation:

(1)
base salary – cash-based;
(2)
short-term incentives – cash-based; goals set according to the annual operating plan approved by the Board; and
(3)
long-term incentives – stock-based; value depends on the increase in the Company’s stock price over the long term, thus further aligning the executive’s interests with stockholders’ interests. Vesting occurs over three years, which fosters retention, and in the case of performance shares, is linked to the achievement of EPS growth and return metrics subject to a relative TSR modifier.

Structuring a balanced, fair and properly-crafted compensation program for our executive leaders is essential to promote our high-performance culture and contribute to our success over the long term. Our compensation philosophy begins with the recognition that our success depends on the talent of our people. To encourage high level performance of our leaders, we have constructed a compensation plan that rewards the behavior of our executives in pursuit of the following three broad philosophical tenets and goals:

•
Attract and retain an excellent management team. A high performing team is critical to our success as a company. Developing and strengthening our corporate relationships with our customers and suppliers over the long-term enables our business to grow profitably. Also important is the consistency of leadership in support of our corporate mission, executing our strategy, and sustaining our high-performance culture.
•
Enable Wesco to recruit strong leaders as we grow our business and expand our product, service, and solution offerings. We were able to recruit our NEOs because of our culture and compensation packages that aligned their performance with our strategy of creating value. Our approach in aligning our compensation plans to our strategy has been an important reason for our recruiting successes.
•
Reward our executives fairly and provide proper and balanced incentives for long-term value creation. We want to provide a level of annual base compensation that is fair. When our executives perform at a level of high achievement, we reward them with attractive but capped annual cash bonus awards. In years when performance measures are not met, they may receive little or no bonus. In terms of long-term incentives, we believe that the opportunity to participate in the growth in value of our share price links pay to performance. We provide equity incentives to align management’s interests with those of stockholders, and we maintain robust stock ownership guidelines to instill that mindset.

In setting compensation levels, we annually review a range of market data to ensure that our pay is appropriately positioned as compared to other similarly situated executives. The actual positioning of target compensation relative to the market varies based on each executive’s experience, skill set, performance and potential.

We assess the effectiveness of our compensation programs regularly and use the services of an independent compensation consultant, Meridian, which provides us with research information and data. Meridian serves as a resource to our Compensation Committee, providing information on new developments, best practices and trends in compensation. The Committee considers information provided by Meridian, and then exercises its independent judgment to make plan design and compensation decisions. All of our Committee members are independent, as defined by applicable regulations.

Long-Term Incentive Plan (LTIP)

Benefits

Short-term Incentive Plan (STIP)

Base Salary

Fixed level of competitive base pay to attract and retain executive talent.

Recognize annual performance achievements based on financial and operating performance of the Company with targets based on the Company’s annual Board approved operating plan. Payouts are capped at 2x target.

Reward creation of long-term stockholder value. Each equity component serves a purpose and aligns with stockholder interest.

• Performance shares have a 3-year performance term.

• Stock options and stock appreciation rights have 10-year terms.

• Restricted stock units vest ratably over three years.

Competitive retirement and saving plan benefits to encourage retention and support long-term employment.

Stock Options and Stock Appreciation Rights value based on increase in stock price measured from the date of grant

Compensation Committee approves performance share payout based on actual achievement compared to performance metric targets

Restricted Stock Units value based on stock price

Compensation Committee and Board determine STIP and LTIP targets; approve salaries and approve STIP awards after performance results are evaluated against targets

Compensation Committee, supported by independent compensation consultant, reviews competitive data and assesses compensation program design

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	36

Pay Element	Purpose

Governance / Timing

4th Quarter of Preceding Year	1st Quarter Each Year	Over 3 Years	Over 10 Years

Compensation Setting Process

Our Board has delegated to the Compensation Committee the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee is composed entirely of individuals who are independent Directors under the independence standards of the NYSE and SEC, including the enhanced independence requirements for compensation committee members. The Committee may also delegate certain matters to a subcommittee in its discretion. The performance of the management team is reviewed relative to performance measures, and compensation levels for our NEOs are reviewed and approved on an annual basis.

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	37

Our compensation setting process for NEOs consists of the following steps:

•
Supported by the independent compensation consultant, review competitive market data and assess compensation program design;
•
Review external market data and confirm the reasonableness of total compensation levels as well as the reasonableness of each component of compensation when compared to peer companies;
•
Review the metrics and goals of the annual incentive plan as well as the performance share plan ensuring alignment with the Board-approved annual operating plan;
•
Assess the Company’s performance in relation to the Board-approved annual operating plan, competition and industry circumstances;
•
Assess individual performance, changes in duties and responsibilities, and strategic and operational accomplishments;
•
Make annual cash incentive award payments based on an evaluation of pre-established operating and financial performance factors;
•
Evaluate and determine annual and long-term incentive award opportunities for each NEO and make awards under our LTIP that reflect recent performance and an assessment of each NEO's future impact on the long-term success of the Company;
•
Adjust base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including market data relative to our peer companies; and
•
Consider stockholder feedback on say-on-pay and compensation topics.

In addition, the Committee has sought the recommendation of the Chief Executive Officer regarding the other NEOs relative to compensation adjustments and individual performance objectives he believes would be appropriate to achieve the Company’s strategic and operational goals. The Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations.

Role of Compensation Consultants

To assist in the compensation setting process, the Committee engages Meridian, an independent executive compensation consultancy firm, to provide information and advice regarding compensation and benefit levels and incentive plan designs. Meridian is engaged by and reports directly to the Committee, which has the sole authority to hire or fire Meridian and to approve fee arrangements for work performed. The Committee has authorized Meridian to interact with management on behalf of the Committee as needed in connection with advising the Committee. The Committee has assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded that Meridian’s work for the Committee does not raise any conflict of interest.

In particular, the Committee retains Meridian to prepare compensation plan reviews, identify general trends and practices in executive compensation programs, provide information on new developments, including regulatory and legislative updates, related to compensation, assist in selecting the appropriate peer group, prepare a market analysis of target total compensation for the NEOs based on comparable and similarly-sized (by revenue) companies, and furnish its input regarding the compensation and incentives of the Chief Executive Officer and other executives.

The Committee’s Chairman meets with management and Meridian regularly throughout the course of the year. The Committee reports to the entire Board of Directors at every Board meeting on its activities, the research commissioned from our compensation consultant and on the Committee’s specific compensation deliberations and decisions that directly affect our executive leadership team.

Compensation Peer Group

As part of our compensation review process, the Committee annually assesses the competitiveness of the target pay opportunities for each of our NEOs against similarly situated executives from a custom peer group of companies. The peer group, reviewed and approved annually by the Committee, generally reflects:

•
distribution companies similar in size, but also companies from general industry (excluding companies that are demonstrably variant to Wesco – e.g., agriculture, financial services, healthcare, retail) to reflect the broader market for talent
•
companies with similar business and financial characteristics, including revenue size, margins, market capitalization and capital intensity

We chose a large number of similarly sized companies to ensure a proper sample size for comparison purposes and because we believe that they are representative of the companies against whom we compete to recruit and retain talent. This approach has proven successful, as many of the executive officers that we recently hired came from large corporations that were not direct competitors of ours and not

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	38

in the distribution industry. Furthermore, it is not feasible or appropriate to construct a peer group of only distributor competitors, as many of our competitors are smaller and/or privately-held companies, in the case of local competitors, or larger non-U.S. based companies, in the case of global competitors. To adjust for a variation in size among our Company and the companies in the peer group and to get comparable data for its analysis, Meridian uses regression analysis, where appropriate, to adjust market values for differences in company size, based on annual revenues.

Our compensation peer group in 2025 comprises the following 25 companies:

2025 COMPENSATION PEER GROUP
AECOM	Eaton Corporation plc	Johnson Controls International plc	Trane Technologies plc
Arrow Electronics, Inc.	Flex Ltd.	Parker-Hannifin Corporation	United Rentals, Inc.
Avnet, Inc.	Fluor Corporation	Performance Food Group Company	US Foods Holding Corp.
Builders FirstSource, Inc.	Genuine Parts Company	Quanta Services, Inc.	W.W. Grainger, Inc.
CDW Corporation	Henry Schein, Inc.	Stanley Black & Decker, Inc.
Corning Incorporated	Insight Enterprises, Inc.	TD SYNNEX Corporation
Cummins Inc.	Jabil Inc.	TE Connectivity Ltd.

The Committee reviews with Meridian the composition of our peer group annually to ensure that companies are relevant for comparative purposes. For 2025, based on a qualitative review of our peer group, the Committee removed United Natural Foods, Inc.

Elements of Compensation

Base Salaries

Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and appropriate given their positions, responsibilities and accomplishments with the Company. Salaries for NEOs are reviewed annually. The Committee reviews detailed individual salary history for the NEOs and compares their base salaries to salaries for comparable positions at companies within our peer group.

In 2025, the Committee performed its annual assessment of base salaries in February. The Committee reviewed compensation market data, based on analysis prepared by Meridian, using our compensation peer group.

NEO	Annual Base Salary Beginning of 2025	Year-End Base Salary (Annualized)(1)
John J. Engel	$1,378,000	$1,425,000
David S. Schulz	$780,000	$800,000
James F. Cameron	$625,000	$660,000
Daniel J. Castillo	—	$725,000
Dirk W. Naylor	$442,700	$550,000
William C. Geary, II	$670,000	$700,000

(1)
Reflects the annual base salary for Messrs. Engel, Schulz, Cameron and Geary, effective April 1, 2025. Reflects the annualized base salary for Mr. Castillo, upon his joining the Company on September 1, 2025. His salary was pro rated for his service to the Company in 2025 and actual salary received is included in the Summary Compensation Table in this Proxy Statement. On June 30, 2025, in connection with his promotion to Executive Vice President and General Manager, CSS, Mr. Naylor's annual base salary was increased to $550,000. Mr. Geary's employment with the Company terminated on June 30, 2025.

In determining adjustments to base salaries, the Committee considers individual performance assessments based on a robust leadership and organizational review process, Company performance, changes in duties and responsibilities, comparable salary practices of companies within our peer group, prevailing economic conditions, the recommendation of Mr. Engel (in the case of the other NEOs), and any other factors the Committee deems relevant.

Short-Term Incentives

Our practice is to award cash incentive bonuses for achievement of performance measures linked to our strategy. Short-term incentives are designed to provide pay-for-performance compensation opportunities and are reviewed on an annual basis.

Each December, the Board reviews the Company’s annual operating plan, including performance measures. Targets for the coming year’s short-term incentives are consistent with the Board-approved annual operating plan, based on specified achievement levels.

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	39

Additionally, the annual operating plan forms the basis of expectations that are provided to stockholders, in the form of sales and profitability expectations, as well as free cash flow generation. Thus, management’s STIP is aligned with stockholder interests and expectations communicated to stockholders.

Annually, the Company’s performance criteria and financial and operational targets are reviewed and approved by the Committee for the upcoming year. For purposes of the 2025 annual incentive programs, the performance measures for our NEOs consist of the achievement of a combination of the following metrics: Earnings Before Interest Taxes Depreciation and Amortization ("EBITDA") and Free Cash Flow, and a new strategic performance objective based on the Committee's assessment of the Company's progress in achieving its plan for the design, build and deployment of the Company's digital and data platform ("DDP"). For NEOs leading a Strategic Business Unit ("SBU"), the EBITDA component comprises both the EBITDA for the relevant SBU and for the Company on a consolidated basis. We believe that EBITDA is an appropriate performance measure because it relates directly to the Company’s or SBU’s sales growth (including organic sales growth), operating margin performance (including gross margin and cost management) and profitability. We believe that Free Cash Flow is an appropriate performance measure because it relates directly to the Company’s operating performance, including the management of working capital. We believe that the combination of earnings growth and effective asset management drives value for a distribution and supply chain solutions business. We believe that the DDP design, build and deployment objective is an appropriate performance measure because it relates directly to the achievement of a key strategic initiative for the Company. Under the Company’s annual incentive plan, the Committee may apply a performance modifier, which may increase or decrease the calculated incentive amount under the plan by +/- 25%.

For 2025, the target incentive opportunity, and relative weight assigned to each performance measure for each of the NEOs, were as follows:

Performance Measure - Leaders with Corporate-Wide Responsibilities (Engel, Schulz)	Weighting	Percent Achievement	Payout Percent of Target Opportunity(1)
EBITDA	65%	< 80%	0%
		80% to 100%	50% up to 100%
		>100% to 110%	Over 100% to 200%
Free Cash Flow	25%	< 80%	0%
		80% to 100%	50% up to 100%
		>100% to 110%	Over 100% to 200%
Strategic Objective	10%		0% to 200%
Total (as a percent of Target Opportunity)	100%		0% to 200%

(1)
Amounts interpolated, as appropriate.

Performance Measure - SBU Leaders (Cameron, Castillo, Naylor)	Weighting	Percent Achievement	Payout Percent of Target Opportunity(1)
EBITDA for SBU	55%	< 80%	0%
		80% to 100%	50% up to 100%
		>100% to 110%	Over 100% to 200%
EBITDA	10%	< 80%	0%
		80% to 100%	50% up to 100%
		>100% to 110%	Over 100% to 200%
Free Cash Flow	25%	< 80%	0%
		80% to 100%	50% up to 100%
		>100% to 110%	Over 100% to 200%
Strategic Objective	10%		0% to 200%
Total (as a percent of Target Opportunity)	100%		0% to 200%

(1)
Amounts interpolated, as appropriate.

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	40

For 2025, the performance goals (at threshold, target and maximum levels) and the actual achievement of each of the financial components are included in the chart below:

Performance Measure (Engel, Schulz)	Threshold	Target	Maximum	Actual Results
EBITDA	$1,256,000	$1,570,000	$1,727,000	$1,465,800	(1)
Payment as % of Target	50%	100%	200%	83.5%
Free Cash Flow	$512,000	$640,000	$704,000	$53,800	(2)
Payment as % of Target	50%	100%	200%	—
Strategic Objective				100%	(3)

Performance Measure (Cameron)	Threshold	Target	Maximum	Actual Results
EBITDA for UBS SBU	$530,700	$663,300	$729,700	$561,000	(1)
Payment as % of Target	50%	100%	200%	61.5%
EBITDA	$1,256,000	$1,570,000	$1,727,000	$1,465,800	(1)
Payment as % of Target	50%	100%	200%	83.5%
Free Cash Flow	$512,000	$640,000	$704,000	$53,800	(2)
Payment as % of Target	50%	100%	200%	—
Strategic Objective				100%	(3)

Performance Measure (Castillo)	Threshold	Target	Maximum	Actual Results
EBITDA for EES SBU	$618,300	$772,900	$850,100	$713,500	(1)
Payment as % of Target	50%	100%	200%	80.8%
EBITDA	$1,256,000	$1,570,000	$1,727,000	$1,465,800	(1)
Payment as % of Target	50%	100%	200%	83.5%
Free Cash Flow	$512,000	$640,000	$704,000	$53,800	(2)
Payment as % of Target	50%	100%	200%	—
Strategic Objective				100%	(3)

Performance Measure (Naylor)	Threshold	Target	Maximum	Actual Results
EBITDA for CSS SBU	$635,000	$793,800	$873,200	$794,100	(1)
Payment as % of Target	50%	100%	200%	100.0%
EBITDA	$1,256,000	$1,570,000	$1,727,000	$1,465,800	(1)
Payment as % of Target	50%	100%	200%	83.5%
Free Cash Flow	$512,000	$640,000	$704,000	$53,800	(2)
Payment as % of Target	50%	100%	200%	—
Strategic Objective				100%	(3)

(1)
EBITDA is adjusted earnings before income taxes, interest, preferred stock dividends and depreciation and amortization, as shown on page 33 of the Company’s Form 10-K filed with the SEC on February 13, 2026 (the “Form 10-K”), in thousands of millions, as follows: (1) the Company's adjusted EBITDA of $1,536.5 less $40.5 of stock-based compensation expense and $30.2 for cloud computing arrangement amortization; (2) CSS' adjusted EBITDA of $799.4 less $5.3 of stock-based compensation expense; (3) EES' adjusted EBITDA of $717.6 less $4.1 of stock-based compensation expense; and (4) UBS' adjusted EBITDA of $562.8 less $1.8 of stock-based compensation expense.
(2)
Free Cash Flow is cash flow provided by operations, less capital expenditures, plus digital transformation and restructuring costs. Consistent with the Company's pay for performance philosophy, the results for Free Cash Flow were below target and thus the payout for that portion was $0.
(3)
Based on the Committee's assessment of the progress achieved in 2025, relative to plan, for the design, build and deployment of the Company's Digital and Data Platform (DDP), which is the Strategic Objective for the Company in 2025, the payout for that component was 100% of target.

With respect to the NEOs other than himself, the Chief Executive Officer makes recommendations to the Committee for the Committee’s consideration. The Committee’s review of the Chief Executive Officer’s bonus is conducted with only independent Directors present, with the assistance of Meridian.

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	41

Each NEO’s 2025 Short-Term Incentive was calculated as follows based on the performance metrics and actual achievement levels described above:

NEO		2025 Salary	Target Incentive %	Target Incentive $	Component	Component Weighting	Results	Payout
Engel		$1,413,250	150%	$2,119,875	EBITDA	65%	Below target EBITDA (83.5%)	$1,150,562
					Free Cash Flow	25%	Below threshold Free Cash Flow (0%)	—
					Strategic Objective	10%	Target Strategic Objective (100%)	$211,988
							Total	$1,362,550
Schulz		$795,000	100%	$795,000	EBITDA	65%	Below target EBITDA (83.5%)	$431,486
					Free Cash Flow	25%	Below threshold Free Cash Flow (0%)	—
					Strategic Objective	10%	Target Strategic Objective (100%)	$79,500
							Total	$510,986
Cameron		$651,250	90%	$586,125	EBITDA for SBU	55%	Below target EBITDA for SBU (61.5%)	$198,257
					EBITDA	10%	Below target EBITDA (83.5%)	$48,941
					Free Cash Flow	25%	Below threshold Free Cash Flow (0%)	—
					Strategic Objective	10%	Target Strategic Objective (100%)	$58,613
							Total	$305,811
Castillo	(1)	$241,667	90%	$217,500	EBITDA for SBU	55%	Below target EBITDA for SBU (80.8%)	$96,597
					EBITDA	10%	Below target EBITDA (83.5%)	$18,161
					Free Cash Flow	25%	Below threshold Free Cash Flow (0%)	—
					Strategic Objective	10%	Target Strategic Objective (100%)	$21,750
							Total	$136,508
Naylor	(2)	$275,000	90%	$247,500	EBITDA for SBU	55%	Target EBITDA for SBU (100%)	$136,125
					EBITDA	10%	Below target EBITDA (83.5%)	$20,666
					Free Cash Flow	25%	Below threshold Free Cash Flow (0%)	—
					Strategic Objective	10%	Target Strategic Objective (100%)	$24,750
							Total	$181,541

(1)
Mr. Castillo joined the Company on September 1, 2025. This amount reflects a prorated payment based upon his service to the Company in 2025.
(2)
Mr. Naylor was promoted to Executive Vice President and General Manager, CSS, on June 30, 2025. Following his promotion, Mr. Naylor transitioned to the annual incentive plan applicable to our SBU leaders as reflected above. Prior to his promotion, Mr. Naylor served as Senior Vice President and General Manager - CSS USA and participated in the Company's annual incentive plan applicable to that role, with metrics that included EBITDA, Days Inventory Outstanding, Strategic Objective, and Personal Performance, targeting 60% of base salary. Achievement under these metrics was 101.3%.

Long-Term Incentives

The purpose of long-term incentives is to carefully align compensation with stockholder value creation, and thus long-term incentives comprise the centerpiece of executive compensation and a significant majority of our NEOs total compensation opportunity.

Structure of Long-Term Incentives

We structure our Long-Term Incentives ("LTI") for our NEOs as follows:

Long-Term Incentives	Weighting
Performance Shares	50%
Stock Options	25%
Restricted Stock Units	25%

Timing of LTI Grants

Our practice has been to grant LTI equity awards on a predetermined schedule. As part of our annual performance and compensation review process, the Committee reviews and approves annual equity awards (inclusive of Stock Options, Restricted Stock Units and Performance Share Units) at the first quarterly meeting of each fiscal year, which occurs after the announcement of our annual results. The grant date for annual equity awards typically follows the filing of our Annual Report on Form 10-K by one or more weeks. In addition to the annual grants, equity awards may be granted at other times during the year to new hires, employees receiving promotions, and in other special circumstances. The Committee does not take material nonpublic information into account when determining the

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	42

timing and terms of equity awards, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

For stock option awards, the exercise price is the closing sale price of our common stock on the NYSE on the date of the grant. If the grant date falls on a non-trading day, the exercise price is the closing price of our common stock on the NYSE on the last trading day preceding the date of grant.

Performance Shares

Our performance shares ("PSUs") are designed to reward our NEOs for drivers of long-term value that are tied to our strategy and increased stockholder value over the long-term. We use three-year performance periods for each grant. Beginning with the 2025 performance share awards, the Compensation Committee modified the performance metrics to strengthen the alignment between executive compensation and stockholder value creation. Performance shares for the three-year period 2025-2027 are based on two equally weighted performance metrics: (1) Earnings Per Share ("EPS") Growth; and (2) Return on Net Assets ("RONA") Growth, subject to a Relative Total Stockholder Return ("TSR") modifier.

EPS Growth replaces the Net Income Growth metric used in prior awards. EPS Growth measures the growth rate of our earnings per share, excluding specific items that are not indicative of ongoing results. We believe the shift from Net Income Growth to EPS Growth better reflects stockholder returns by measuring profitability on a per-share basis. This performance metric encompasses sales growth, margin improvement and cost control, and the impact of capital allocation decisions, which are important operational aspects of our business and strategy. RONA Growth measures the return on net assets growth versus the base year. We believe that RONA Growth is an appropriate and important measure of performance for a distributor like us, since it focuses on improving profitability and the efficient use of operating assets (working capital, property, buildings and equipment) to create value for our stockholders.

For the 2025 awards, the goals for EPS and RONA Growth are established prior to the start of the three-year performance period, with performance against the goals measured at the end of each calendar year. Performance achievement for each of the three years as well as the cumulative three-year performance are each weighted 25% of the total award. Shares earned, if any, are banked on an annual basis, but are not fully earned or vested until the end of the full three-year period, subject to the relative TSR modifier.

The relative TSR modifier is calculated over the cumulative three-year performance period and applied to the full earned award. If the Company's TSR performance is at or above the 75th percentile compared to companies in the S&P MidCap 400 Index, a positive 20% modifier is applied to the award payout. If the Company's TSR performance is below the 25th percentile, a negative 20% modifier is applied. Performance at or above the 25th percentile but below the 75th percentile results in no modifier. We believe that the combination of earnings growth, effective asset management, and relative stockholder returns drives value for a distribution and supply chain solutions business.

Performance share awards vest in the form of a number of shares of the Company’s Common Stock. The number of performance shares actually earned, if any, depends on the attainment of certain levels (threshold, target, maximum) of the performance measures and may range from one-half the target amount of performance shares (at the threshold performance level) up to two times the target amount of performance shares (at the maximum performance level) before application of the TSR modifier. With the application of the TSR modifier, the maximum payout may increase to 240% of target if both EPS Growth and RONA Growth are at or above maximum levels and the Company's TSR performance is at or above the 75th percentile of the peer group, or decrease to 40% of target if both performance metrics are at threshold levels and the Company's TSR performance is below the 25th percentile. In the event of a change in control, the performance shares vest at the target level.

2023 – 2025 Performance Shares

The threshold, target and maximum performance goals for the performance shares awarded in 2023 for the three-year performance period ended December 31, 2025 (the “2023 Performance Shares”) is shown below:

Performance Measure	Threshold	Target	Maximum	Actual Payout
Net Income Growth (3-year average growth rate)	0%	5%	10%+	-7.9%
Payment as % of Target	0.5 x	1.0 x	2.0 x	0.0x
RONA Growth (3-year cumulative RONA versus the base year, in basis points (bps))	0 bps	50 bps	100+ bps	-664 bps
Payment as % of Target	0.5 x	1.0 x	2.0 x	0.0x

In accordance with the Company’s pay-for-performance philosophy, the realized pay was based on the achievement of the performance metrics, which were below the threshold level for both Net Income Growth and RONA Growth. As a result, there was no payout under the 2023 PSU awards. Each year the Committee reviews the performance targets and metrics for the upcoming grant.

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	43

Stock Options and Stock Appreciation Rights

We use Stock Options to both motivate and align management’s incentives with long-term stockholder value. We believe that management should have a substantial stake in the success of the Company and that enduring stock price growth reflects the effectiveness of management in executing a long-term strategic plan, not just the passage of time. Our Stock Options and Stock Appreciation Rights ("SARs") settle in Company Common Stock upon exercise, and they vest ratably over three years. In 2022, we started to grant stock-settled Options instead of SARs because substantively the instruments function in similar ways (i.e., a gain is settled in shares of stock) and the usage of Stock Options is more prevalent in the marketplace and participants are more familiar with them.

Beginning in 2024, annual option awards are granted on or about March 1 (or the closest business day if it falls on a weekend), which typically follows the filing of our Annual Report on Form 10-K by a week or more. The intention of this timing was to choose a consistent date that would be at least a week removed from the announcement of annual results and filing of the Company’s Annual Report on Form 10-K.

Restricted Stock Units

Fundamentally, Restricted Stock Units ("RSUs") are meant to balance the need for long-term retention of key executive talent while aligning realizable value with changes in stockholder wealth. RSUs are common in the marketplace and therefore are an important component of a competitive compensation opportunity. It is, however, intentionally only a modest portion of our NEOs’ total long-term incentive compensation. Our RSUs vest ratably over a three-year period.

The performance shares, Stock Options and RSU grants to our NEOs in 2025 were as follows:

NEO	Performance Share Opportunity (reflects number of shares that could be earned at target)(1)	Stock Option Awards(2)	RSU Awards(3)
Engel	25,212	29,704	12,606
Schulz	6,040	7,116	3,020
Cameron	4,710	5,549	18,978
Castillo	—	—	12,245
Naylor	5,158	6,051	2,579
Geary(4)	4,710	5,549	18,978

(1)
Performance shares are subject to a three-year performance period from January 1, 2025 to December 31, 2027.
(2)
The Stock Option awards vest ratably over three years and have an expiration date of March 1, 2035 with the exception of 4,745 stock options awarded to Mr. Naylor in conjunction with his promotion on June 30, 2025, which vests ratably over three years and expire on June 30, 2035.
(3)
The RSU awards vest in one-third increments on March 1, 2026, March 1, 2027, and March 1, 2028, with the following exceptions: 16,623 RSU awards granted to Messrs. Cameron and Geary to promote their retention, which cliff vest on March 1, 2028, three years after the grant date; 12,245 sign-on RSU awards granted to Mr. Castillo, which vest in one-third increments on September 11, 2026; September 11, 2027; and September 11, 2028; and 2,025 RSU awards granted to Mr. Naylor in conjunction with his promotion on June 30, 2025, which vest in one-third increments on June 30, 2026; June 30, 2027; and June 30, 2028.
(4)
The Performance shares, Stock Option awards, and RSU awards granted to Mr. Geary were forfeited upon the termination of his employment on June 30, 2025.

With respect to the NEOs other than himself, the Chief Executive Officer makes grant recommendations based on each individual executive’s expected long-term contributions to the value creation of the Company and consideration of market data. The Chief Executive Officer’s recommendations and Meridian’s analysis are considered in making grant determinations. With respect to the Chief Executive Officer, the Committee determines (without the input of the Chief Executive Officer) the amount of his grant.

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	44

Insider Trading Policy; No Hedging or Pledging

We have adopted an Insider Trading Policy and related procedures governing the purchase, sale, or other dispositions of our securities by our directors, officers and employees, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards.

Our Insider Trading Policy prohibits our Directors and NEOs from engaging in hedging transactions involving Company securities and from pledging Company securities as collateral for loans.

Retirement Savings

We maintain a 401(k) retirement savings plan for eligible employees, which provides employer matching contributions equal to 100% of a participant’s eligible elective deferrals up to 3% of the participant’s eligible compensation and 50% of the next 4% of eligible compensation.

We also maintain an unfunded nonqualified deferred compensation plan for a select group of qualifying management or highly compensated employees, including the NEOs. Participants may defer a portion of their salary. Eligible participants receive a Company contribution (“Restorative Contribution”) equal to the matching contribution that the participant would have received under the 401(k) plan if not for applicable IRS annual limits less the Company match actually paid under the 401(k) plan. Earnings are credited to employees’ accounts based on their deemed investment selections from offered investment funds. Subject to certain exceptions, benefits payable under the Deferred Compensation Plan to any participant deemed to be a key employee will not commence until at least six months after the key employee’s separation from employment notwithstanding any provision of the Deferred Compensation Plan or benefit election to the contrary. See the “Nonqualified Deferred Compensation” table in this Proxy Statement for more information regarding the NEOs’ benefits under the Deferred Compensation Plan. Wesco does not have a defined benefit or supplemental retirement plan or any plans providing for post-retirement health benefits for our NEOs.

Health and Welfare Benefits

We provide health benefits to full-time employees, including the NEOs, who meet the eligibility requirements. Employees pay a portion of the cost of healthcare on an increasing scale correlated to higher annual incomes. Accordingly, the NEOs’ percentage share of the cost of benefit coverage under our plan is higher than other employees. Our health and welfare benefits are evaluated periodically by external benefits consultants to assess plan performance and costs. As a risk management measure, we also offer executive physicals involving diagnostic testing.

Perquisites

During 2025, the Company provided a limited number of perquisites to the NEOs. This included the payment of certain travel costs for spouses to accompany the NEOs to off-site, business-related meetings for which it was appropriate for a spouse to attend. The Company does not provide tax gross-ups on executive-only perquisites. See the “All Other Compensation” table in this Proxy Statement for more information regarding the perquisites given to our NEOs.

Clawback Provisions

We have adopted “clawback” policies to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of cash and equity incentive compensation in the event of misconduct by an executive officer or former executive officer. On October 26, 2022, the SEC adopted final rules to implement the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which direct the national securities exchanges (including the NYSE) to establish listing standards requiring each issuer to develop and implement a policy providing for the recovery, in the event of an accounting restatement, of incentive-based compensation received by current or former executive officers where the compensation was based on erroneously reported financial information. Following NYSE's adoption of updated listing standards as required by the final rules, our Board adopted a compensation clawback policy, effective October 2, 2023, that complies with these SEC rules and NYSE listing standards.

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	45

Robust Stock Ownership Guidelines and Holding Periods for Executive Officers

Our Board has adopted robust stock ownership guidelines for certain executive officers. For the NEOs, the ownership guidelines are as follows:

NEO	Ownership Requirement as a Multiple of Base Salary
Engel	5x
Schulz	3x
Cameron	2x
Castillo	2x
Naylor	2x

These officers are expected to acquire their initial ownership positions within five years of their appointment and to hold those ownership positions during their service as executives of the Company. Until the stock ownership guidelines are met, an officer must hold a minimum of 50% of the pre-tax value realized at the exercise or vesting of equity awards. For purposes of these guidelines, ownership includes: stock owned directly; indirect beneficial ownership of stock; vested Options and SARs to the extent they are in the money; and unvested RSUs. It does not include Performance Shares unless and until they vest and are converted to stock. The Board reviews compliance with these guidelines annually, and all of our NEOs have acquired equity in accordance with the guidelines. Our CEO’s ownership level is approximately 125x base salary, well in excess of his 5x requirement.

In addition, the Company has stock ownership guidelines for other officers and members of management who are not NEOs. In total, approximately 137 individuals were subject to stock ownership guidelines as of March 30, 2026.

Chief Executive Officer Compensation

Mr. Engel’s compensation is higher than the compensation of other NEOs due to the broad scope of his responsibilities as Chief Executive Officer, including executive leadership in the development, articulation and promotion of the Company’s mission, vision and values, the development and execution of the Company’s long-term strategy and annual operating and financial plans, the development and motivation of the senior management team, ensuring the recruitment, training and development of the required human resources to meet the needs of the Company, and overall service as the principal spokesperson for the Company in communicating with stockholders, employees, customers, suppliers, and our Board and Board Committees. As described previously, the Committee engages Meridian to prepare an annual market analysis of target total compensation (the total of salary, target annual cash incentive and long-term incentives) compared to a peer group, and it reviews a range of market data for target total compensation versus similarly situated roles within the peer group. When setting Mr. Engel’s pay, the Committee also considers other factors including Company and individual performance, economic conditions, overall duties and responsibilities, internal equity and tenure of the incumbent.

Employment, Severance, Change in Control or Other Arrangements

As disclosed previously, Mr. Engel has a 2009 employment agreement that provides for, among other things, a base salary amount and a target bonus of not less than 100% of base salary, as may be adjusted by the Committee. Mr. Engel also receives long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee. In the event that prior to a change in control Mr. Engel’s employment is terminated by the Company without cause or by Mr. Engel for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Engel will instead be entitled to receive (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months. As disclosed previously, other than the pre-existing employment agreement with Mr. Engel, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements. See “Potential Payments Upon Termination”

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	46

in this Proxy Statement for additional information. The 2009 employment agreement had an initial term of three years and thereafter is subject to one-year automatic extensions. Mr. Engel is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

On June 22, 2020, in conjunction with the closing date of the acquisition of Anixter, the Company entered into new employment letter agreements with each of Messrs. Schulz and Cameron. Each letter agreement superseded and replaced the applicable officer’s prior employment letter agreement with the Company. Mr. Engel’s 2009 employment agreement was not modified and remains in effect. The Company entered into an employment letter agreement with Mr. Naylor, dated June 12, 2025, in connection with his promotion to Executive Vice President and General Manager, CSS, of the Company. The Company entered into an employment letter agreement with Mr. Castillo, dated July 14, 2025, in connection with his joining the Company as Executive Vice President and General Manager, EES, of the Company.

The letter agreement with Mr. Schulz provides for a base salary, a target annual bonus opportunity of 100% of base salary with a payout opportunity of 0-200% of base salary, and an annual equity award opportunity that is subject to approval by the Compensation Committee. The letter agreements with each of Messrs. Cameron, Castillo and Naylor provide for base salaries, target annual bonus opportunities as a percentage of base salaries with variable payout opportunities, and annual equity award opportunities that are subject to approval by the Compensation Committee. Currently, Messrs. Cameron, Castillo and Naylor have a target bonus opportunity of 90% of base salary with a payout opportunity of 0-180% of base salary.

The letter agreements with Messrs. Schulz, Cameron, Castillo and Naylor also include a severance provision entitling the applicable officer to receive the following severance benefits upon the termination of the officer’s employment by the Company without cause or by the officer for good reason, subject to the officer’s execution and non-revocation of a general release of claims against the Company: (i) cash severance equal to 12 months of base salary; (ii) a prorated target bonus for the year of termination; and (iii) continued medical, dental and vision benefits for one year following termination of employment subject to continued payment of the applicable premiums at active employee rates.

Pursuant to each letter agreement, the applicable officer is subject to noncompetition and employee and customer non-solicitation restrictions applicable during employment and for one year thereafter and perpetual confidentiality and non-disparagement covenants.

Effective on June 22, 2020, in conjunction with the closing date of the acquisition of Anixter, Mr. Geary joined the Company pursuant to the terms of a new employment letter agreement, dated May 28, 2020, between the Company and Mr. Geary. The terms of Mr. Geary's letter agreement were consistent with those of the other named executive officers described above, including with respect to compensation and severance arrangements. Effective June 30, 2025, Mr. Geary resigned from his position with the Company. Because Mr. Geary's departure was a voluntary resignation rather than a termination by the Company without cause or resignation for good reason, Mr. Geary was not entitled to, and did not receive, any severance benefits in connection with his departure. Mr. Geary remains subject to the noncompetition and non-solicitation restrictions, as well as the confidentiality and non-disparagement covenants, as set forth in his employment letter agreement.

Change in Control Severance Plan

Effective as of June 22, 2020, the Board adopted the WESCO International, Inc. Change in Control Severance Plan (the “CIC Plan”), which will provide severance benefits under certain circumstances to CIC Plan participants selected by the Compensation Committee of the Board. Messrs. Schulz, Cameron, Castillo and Naylor, as well as other executive officers of the Company, have been selected to participate in the CIC Plan. Mr. Engel does not participate in the CIC Plan, as his benefits are specified in his pre-existing 2009 employment agreement, which was not modified and remains in effect.

Under the CIC Plan, if a participant’s employment is terminated by Company other than for cause or by the participant for good reason, in each case on or within two years following a change in control of the Company, the Company will pay or provide to the participant a cash severance payment equal to the sum of: (i) a prorated target bonus for the year of termination; (ii) an amount equal to a multiple (2x for each participant selected to participate on or after June 22, 2020) of the participant’s base salary plus the participant’s target bonus; (iii) an amount equal to a multiple (2x for each participant selected to participate on or after June 22, 2020) of the employer portion of the annual cost of continued coverage under the Company’s healthcare benefit plans (including medical, prescription, dental and vision coverage); and (iv) an amount that may be used for outplacement services ($25,000 for each participant selected to participate on or after June 22, 2020). This severance payment will be provided in lieu of any severance benefits to which the participant is otherwise entitled under any other arrangement with the Company.

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	47

As a condition to receipt of the severance benefits, the CIC Plan requires that each participant execute and not revoke a general release of claims against the Company and agree to comply with one-year post-termination noncompetition and employee and customer non-solicitation covenants and perpetual confidentiality and non-disparagement covenants.

If any payments or benefits would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then the severance payment under the CIC Plan will be reduced to the extent required so that the participant would not be subject to the excise tax if such a reduction would put the participant in a more favorable after-tax position than if the participant were to pay the excise tax.

The Company's stockholders approved a 2021 Omnibus Incentive Plan in May 2021 that replaced the prior 1999 Long-Term Incentive Plan, as amended and restated effective May 31, 2017. Under the terms of these plans or related award agreements, Stock Options, SAR and RSU awards would vest upon consummation of a change in control transaction. Under the terms of the award agreements for performance share awards beginning in February 2022, upon a change in control that occurs during the performance period, the performance share awards will immediately vest as of the date of such change in control at the higher of (i) the target level or (ii) actual performance but assuming that the performance period ended on the latest practicable date on or prior to the date of such change in control. The payments to the NEOs upon consummation of a change in control transaction for accelerated vesting of equity awards are set forth in the "Potential Payments Upon Termination" tables in this Proxy Statement.

The Company has entered into indemnification agreements with the NEOs, in the form as set forth on an exhibit to the Company’s Annual Report on Form 10-K filed on February 22, 2016, providing for: indemnification for indemnifiable claims and losses; advancement of expenses; and D&O liability insurance.

Compensation Practices and Risk

On an annual basis, the Committee reviews the potential for risk regarding our compensation program design, including incentive compensation. The Committee has reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. Short-term incentive award payouts to the NEOs are subject to review and approval of the Committee, and the Committee also reviews with the independent members of the Board the CEO’s incentive award. In addition, incentive award payouts are capped at 2x target. The Committee has the discretionary authority to reduce or eliminate any incentive payouts. As previously noted above, the Company also maintains stock ownership guidelines and has clawback policies that apply to incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer. This includes a mandatory clawback policy that complies with SEC rules and NYSE listing standards.

CEO and Senior Management Succession Planning

Management succession planning and talent development are reviewed by the Board annually as part of its leadership and organizational review process. The Board reviews and discusses with management succession plans for the NEOs and other senior management positions across the Company, and the Board also evaluates succession plans in the context of overall Company strategy. Senior management is visible to Board members through formal presentations and informal events to allow Directors to personally assess candidates. The Board also establishes steps to address emergency CEO succession planning in extraordinary circumstances. The emergency CEO succession planning is intended to help the Company respond in the event of an unexpected emergency and reduce potential disruption or loss of continuity to the Company’s business and operations.

Deductibility of Executive Compensation

We consider the anticipated accounting and tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs, but the Company reserves the right to pay compensation that is not tax deductible and a portion of the executive officers’ compensation paid in 2025 was not tax deductible. Code Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation, including performance-based compensation, paid to “covered employees”. Under Code Section 162(m) as currently in effect, the definition of covered employees generally includes a) the Company’s principal executive officer (“PEO”) and principal financial officer (“PFO”), whether serving in that capacity at the end of the tax year or not, b) the three highest compensated officers for the taxable year other than the PEO and PFO even if the officer’s compensation is not required to be reported under the Exchange Act, and c) any individual who was a covered employee of the Company at any time

Wesco 2026 Proxy Statement	Compensation Discussion and Analysis	48

after December 31, 2016. Thus, the definition of covered employees includes, but is not limited to, the Company’s NEOs. Notwithstanding the limitation on the tax deductibility of performance-based compensation, we generally will continue to emphasize the use of performance-based compensation, including annual incentive payments, compensatory stock options, stock appreciation rights, RSUs, and performance share awards. We expect to continue to authorize compensation in excess of $1 million to covered employees, which will not be deductible under Section 162(m), when we believe doing so is in the best interests of the Company and our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement, and in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

Respectfully Submitted:

THE COMPENSATION COMMITTEE

Matthew J. Espe, Chair

Bobby J. Griffin

Sundaram Nagarajan

Steven A. Raymund

James L. Singleton

Wesco 2026 Proxy Statement	Compensation Tables	49

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John J. Engel	2025	$1,412,165				$7,112,936	$2,275,029	$1,362,550	$146,066	$12,308,746
Chairman, President and CEO	2024	$1,338,200				$6,299,956	$2,099,969	$1,487,310	$232,828	$11,458,263
	2023	$1,313,600				$5,850,079	$1,950,003	$997,515	$220,465	$10,331,662
David S. Schulz	2025	$794,538				$1,704,035	$545,014	$510,986	$63,077	$3,617,650
EVP and CFO	2024	$758,750				$1,635,057	$544,986	$562,178	$92,429	$3,593,400
	2023	$747,500				$1,500,007	$499,987	$378,422	$84,337	$3,210,253
James F. Cameron	2025	$650,442				$4,328,762	$424,998	$305,811	$44,043	$5,754,056
EVP and GM, UBS	2024	$601,731				$1,125,014	$375,020	$401,335	$76,297	$2,579,397
	2023	$560,000				$937,526	$312,464	$311,850	$55,741	$2,177,581
Daniel J. Castillo	2025	$223,077	(5)	$400,000	(6)	$2,700,023	—	$136,508	$9,760	$3,469,368
EVP and GM, EES
Dirk W. Naylor	2025	$499,210	(5)			$1,485,150	$475,024	$316,011	$27,800	$2,803,195
EVP and GM, CSS
William C. Geary, II	2025	$357,962	(5)			$4,328,762	$424,998	—	$60,227	$5,171,949
Former EVP and GM, CSS	2024	$664,615				$1,125,014	$375,020	$376,494	$79,144	$2,620,287
	2023	$643,269				$1,031,244	$343,755	$309,604	$61,474	$2,389,346

(1)
Represents aggregate grant date fair value of RSUs and performance share awards in accordance with FASB ASC Topic 718, which, with respect to performance shares, is the value based on the target level of achievement (determined to be the probable outcome of the performance conditions at the time of grant). In the event the maximum performance conditions are met, the maximum value of the performance shares would be: for Mr. Engel $11,611,034; Mr. Schulz $2,781,638; Mr. Cameron $2,169,125; Mr. Naylor $ 2,424,336 and Mr. Geary $2,169,1258. RSUs are subject to time-based vesting criteria and performance shares are subject to achievement of certain performance targets over a three-year performance period. The assumptions used in calculating these amounts are set forth in Note 14 to the consolidated financial statements for the year ended December 31, 2025 on pages 80 to 83 of our Annual Report on Form 10-K.
(2)
Represents the grant date fair value of Stock Option awards computed in accordance with FASB ASC Topic 718. These equity awards are subject to time-based vesting criteria over a three-year period. The assumptions used in calculating these amounts are set forth in Note 14 to the consolidated financial statements for the year ended December 31, 2025 in our Annual Report on Form 10-K. All the equity awards to the NEOs were granted under the WESCO International, Inc. 2021 Omnibus Incentive Plan.
(3)
Represents annual cash incentive bonus amounts earned for each fiscal year in accordance with SEC rules but approved and paid in the following year.
(4)
See the “All Other Compensation” table below for additional information.
(5)
Salary amounts shown for Mr. Castillo and Mr. Geary reflect compensation for partial-year service during 2025. Mr. Castillo joined the Company on September 1, 2025, and his salary reflects amounts actually paid from that date through the end of the year. Mr. Geary's employment with the Company terminated on June 30, 2025, and his salary reflects amounts actually paid through his termination date. Effective June 30, 2025, Mr. Naylor was promoted to Executive Vice President and General Manager, CSS, and his annual base salary was increased to $550,000. His salary reflects the amount actually paid during 2025, which includes the mid-year adjustment.
(6)
Represents a one-time cash sign-on bonus paid to Mr. Castillo in connection with the commencement of his employment on September 1, 2025. This sign-on bonus was intended to serve as an inducement for Mr. Castillo to join the Company and to compensate him for the forfeiture of certain annual incentive compensation from his prior employer that he would have otherwise received. This amount is not part of Mr. Castillo's regular annual incentive plan and is subject to repayment in full if his employment with the Company is terminated voluntarily or for cause prior to one year from the payment date.

Wesco 2026 Proxy Statement	Compensation Tables	50

All Other Compensation

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

NEO	Year	Other Benefits(1)	Company Matching Contribution to 401(k) Plan	Company Matching Contribution to Deferred Compensation Plan	Fractional Dividend Equivalents on Fully Vested Stock Awards(2)	Total
Engel	2025	$35,088	$11,250	$99,536	$192	$146,066
Schulz	2025	$10,690	$12,700	$39,609	$78	$63,077
Cameron	2025	$4,179	$11,225	$28,429	$210	$44,043
Castillo	2025	—	$9,760	—	—	$9,760
Naylor	2025	$943	$13,756	$12,821	$280	$27,800
Geary	2025	$11,149	$17,500	$31,461	$117	$60,227

(1)
This column reports the total amount of other benefits provided, none of which exceeded $10,000 unless otherwise noted. The amount shown for Mr. Engel includes club dues of $24,957 and the incremental cost of business-related spousal travel. The amounts shown for Messrs. Schulz, Cameron, Naylor and Geary include the incremental cost of business-related spousal travel, and for Mr. Naylor also includes a service award.
(2)
Represents the payment in case of fractional dividend equivalents remaining after the last vesting RSUs and the vesting of PSUs.

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Grants of Plan-Based Awards

The following table summarizes the grants of equity and non-equity plan-based awards made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2025. The equity awards were granted under the Company’s 2021 Omnibus Incentive Plan.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Award Type	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)(4)	Awards ($/Sh)(5)	Awards ($)(6)
Engel			Short-Term Incentive	$953,944	$2,119,875		$4,239,750	—	—	—	—	—	—	—
	3/1/2025	2/13/2025	Performance Share Units	—	—		—	10,085	25,212	60,509	—	—	—	$4,837,931
	3/1/2025	2/13/2025	Restricted Stock Units	—	—		—	—	—	—	12,606	—	—	$2,275,005
	3/1/2025	2/13/2025	Stock Options	—	—		—	—	—	—	—	29,704	$180.47	$2,275,029
Schulz			Short-Term Incentive	$357,750	$795,000		$1,590,000	—	—	—	—	—	—	—
	3/1/2025	2/13/2025	Performance Share Units	—	—		—	2,416	6,040	14,496	—	—	—	$1,159,016
	3/1/2025	2/13/2025	Restricted Stock Units	—	—		—	—	—	—	3,020	—	—	$545,019
	3/1/2025	2/13/2025	Stock Options	—	—		—	—	—	—	—	7,116	$180.47	$545,014
Cameron			Short-Term Incentive	$263,756	$586,125		$1,172,250	—	—	—	—	—	—	—
	3/1/2025	2/13/2025	Performance Share Units	—	—		—	1,884	4,710	11,304	—	—	—	$903,802
	3/1/2025	2/13/2025	Restricted Stock Units	—	—		—	—	—	—	2,355	—	—	$425,007
	3/1/2025	2/13/2025	Restricted Stock Units	—	—		—	—	—	—	16,623	—	—	$2,999,953
	3/1/2025	2/13/2025	Stock Options	—	—		—	—	—	—	—	5,549	$180.47	$424,998
Castillo			Short-Term Incentive	$97,875	$217,500	(7)	$435,000	—	—	—	—	—	—	—
	9/11/2025	9/11/2025	Restricted Stock Units	—	—		—	—	—	—	12,245	—	—	$2,700,023
Naylor			Short-Term Incentive	$171,140	$380,310	(8)	$760,620	—	—	—	—	—	—	—
	3/1/2025	2/13/2025	Performance Share Units	—	—			443	1,108	2,659	—	—	—	$212,614
	6/30/2025	6/30/2025	Performance Share Units	—	—		—	1,620	4,050	9,720				$797,526
	3/1/2025	2/13/2025	Restricted Stock Units	—	—		—	—	—	—	554	—	—	$99,980
	6/30/2025	6/30/2025	Restricted Stock Units	—	—		—				2,025			$375,030
	3/1/2025	2/13/2025	Stock Options	—	—		—	—	—	—	—	1,306	$180.47	$100,027
	6/30/2025	6/30/2025	Stock Options	—	—		—	—	—	—	—	4,745	$185.20	$374,997
Geary			Short-Term Incentive	$280,463	$623,250		$1,246,500	—	—	—	—	—	—	—
	3/1/2025	2/13/2025	Performance Share Units	—	—		—	1,884	4,710	11,304	—	—	—	$903,802
	3/1/2025	2/13/2025	Restricted Stock Units	—	—		—	—	—	—	2,355	—	—	$425,007
	3/1/2025	2/13/2025	Restricted Stock Units	—	—		—	—	—	—	16,623	—	—	$2,999,953
	3/1/2025	2/13/2025	Stock Options	—	—		—	—	—	—	—	5,549	$180.47	$424,998

(1)
The amounts represent the potential cash payment for the annual short-term incentive program for the fiscal year ending December 31, 2025 at “threshold”, “target”, and “maximum” levels of performance. Amounts actually received by the named executive officers under the short-term incentive program for 2025 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement. For further information about the short-term incentive program, please see the related discussion under "Short-Term Incentives" in the Compensation Discussion and Analysis section of this Proxy Statement.
(2)
The columns in this section show the number of shares of common stock that may be earned at “threshold”, “target”, and “maximum” levels of performance over a three fiscal-year performance period commencing on January 1, 2025 and ending on December 31, 2027, as discussed under "Performance Shares" in the Compensation Discussion and Analysis section of this Proxy Statement.
(3)
The number of restricted stock units in this column represents the grants made to the named executive officers on March 1, 2025. These restricted stock units will vest in in three equal annual installments beginning on the first anniversary of the grant date, with the following exceptions: 16,623 RSU awards granted to Messrs. Cameron and Geary, which cliff vest on March 1, 2028, three years after the grant date; 12,245 sign-on RSU awards granted to Mr. Castillo, which vest in one-third increments on September 11, 2026; September 11, 2027; and September 11, 2028; and 2,025 RSU awards granted to Mr. Naylor in connection with his promotion on June 30, 2025, which vest in one-third increments on June 30, 2026; June 30, 2027; and June 30, 2028, as further described under "Restricted Stock Units" in the Compensation Discussion and Analysis section of this Proxy Statement.
(4)
The number of stock options shown in this column represents the number of stock options granted to the named executive officers on March 1, 2025. The stock options vest in three equal annual installments starting on the first anniversary of the grant date, with the exception of 4,745 stock options awarded to Mr. Naylor in conjunction with his promotion on June 30, 2025, which vests ratably over three years and expire on June 30, 2035.
(5)
Since March 1, 2025, the scheduled grant date, was on a weekend, the option exercise price was determined by the closing sale price of a share of Wesco Common Stock on the NYSE on the last trading day before the grant date. Otherwise, the option exercise price is based on the closing sale price of a share of Wesco Common Stock on the NYSE on the actual grant date.
(6)
Represents the full grant date fair value of the equity awards under ASC Topic 718. With respect to awards subject to performance-based vesting conditions, grant date fair value is based on an estimate of the probable outcome at the time of grant which reflects achievement at “target” performance. For additional information on the valuation assumptions, refer to Note 14 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025.
(7)
Mr. Castillo's estimated threshold, target, and maximum incentive amounts are pro-rated based upon his September 1, 2025 hire date.
(8)
Mr. Naylor's estimated threshold, target, and maximum incentive amounts are pro-rated to include six months under the incentive plan for SBU leaders which he transitioned to following his promotion and six months under his prior incentive plan.

Wesco 2026 Proxy Statement	Compensation Tables	52

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised Stock Options and SARs, RSUs, and unearned performance share awards as of December 31, 2025 by the executive officers named in the Summary Compensation Table.

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Equity Awards (#) Exercisable(2)	Number of Securities Underlying Unexercised Equity Awards (#) Unexercisable(2)	Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(5)
Engel	2/13/2019	72,541	—	$54.64	2/13/2029	—	—	—		—
	2/13/2020	92,893	—	$48.32	2/13/2030	—	—	—		—
	2/11/2021	45,386	—	$76.80	2/11/2031	—	—	—		—
	2/17/2022	30,562	—	$122.09	2/17/2032	—	—	—		—
	2/16/2023	17,282	8,642	$171.96	2/16/2033	3,760	$919,846	46,664	(6)	$11,415,881
	3/1/2024	9,715	19,431	$152.07	3/1/2034	9,241	$2,260,718	56,302	(7)	$13,773,721
	3/1/2025	—	29,704	$180.47	3/1/2035	12,596	$3,081,485	61,078	(8)	$14,942,122
Schulz	2/13/2019	22,144	—	$54.64	2/13/2029	—	—	—		—
	2/11/2021	12,859	—	$76.80	2/11/2031	—	—	—		—
	2/17/2022	8,077	—	$122.09	2/17/2032	—	—	—		—
	2/16/2023	4,431	2,216	$171.96	2/16/2033	969	$237,056	11,964	(6)	$2,926,873
	3/1/2024	2,521	5,043	$152.07	3/1/2034	2,401	$587,381	14,612	(7)	$3,574,680
	3/1/2025	—	7,116	$180.47	3/1/2035	3,017	$738,079	14,630	(8)	$3,579,083
Cameron	2/17/2022	4,366	—	$122.09	2/17/2032	—	—	—		—
	2/16/2023	2,769	1,385	$171.96	2/16/2033	629	$153,879	7,478	(6)	$1,829,418
	3/1/2024	1,734	3,471	$152.07	3/1/2034	1,679	$410,751	10,054	(7)	$2,459,611
	3/1/2025	—	5,549	$180.47	3/1/2035	2,377	$581,509	11,410	(8)	$2,791,342
	3/1/2025	—	—	$—	—	16,779	$4,104,815	—		—
Castillo	9/11/2025	—	—	—	—	12,293	$3,007,360	—		—
Naylor	2/11/2021	1,513	—	$76.80	2/11/2031	—	—	—		—
	2/17/2022	1,310	—	$122.09	2/17/2032	—	—	—		—
	2/16/2023	664	333	$171.96	2/16/2033	144	$35,228	1,794	(6)	$438,884
	3/1/2024	404	810	$152.07	3/1/2034	386	$94,431	2,346	(7)	$573,925
	5/23/2024	—	—	$—	—	3,814	$933,057	—		—
	3/1/2025	—	1,306	$180.47	3/1/2035	553	$135,286	2,683	(8)	$656,369
	6/30/2025	—	4,745	$185.20	6/30/2035	2,021	$494,417	9,758	(8)	$2,387,197

(1)
An additional column showing the grant dates of Stock Options and SARs, RSUs, and PSUs has been included for better understanding.
(2)
Stock Options and SARs vest in three equal annual installments beginning on the first anniversary of the grant date.
(3)
RSU awards vest in three equal annual installments beginning on the first anniversary of the grant date with the following exceptions: 16,623 RSU awards granted to Messrs. Cameron and Geary on March 1, 2025, which cliff vest on March 1, 2028, three years after the grant date; 12,245 sign-on RSU awards granted to Mr. Castillo on September 11, 2025, which vest in one-third increments on September 11, 2026; September 11, 2027; and September 11, 2028; and 2,025 RSU awards granted to Mr. Naylor in conjunction with his promotion on June 30, 2025, which vest in one-third increments on June 30, 2026; June 30, 2027; and June 30, 2028.When cash dividends are paid on Wesco common stock, dividend equivalent rights are credited and converted into additional RSUs, subject to the same terms and conditions as the underlying RSUs. The number of RSUs shown includes the dividend equivalent rights through December 31, 2025. Amounts presented are net of shares withheld to cover FICA tax liability for Messrs. Engel, Schulz and Naylor who each met the retirement criteria under the related award agreements.
(4)
The amounts in this column were calculated using a per share value of $244.64, the closing price of Company Common Stock as reported on the NYSE on December 31, 2025, the last trading day of the fiscal year.
(5)
The amounts shown reflect the pay-out of the PSUs based upon achievement at the maximum level of performance. The vesting and pay-out of any PSUs for the respective performance periods ending on December 31 will be determined based on the actual achievement of specified performance goals. When cash dividends are paid on Wesco common stock, dividend equivalent rights are credited and converted into additional performance units, subject to the same terms and conditions as the underlying award. The number of PSUs shown includes dividend equivalent rights through December 31, 2025.
(6)
These shares correspond to a long-term incentive award relating to two equally-weighted performance growth measures (Net Income Growth and Return on Net Assets) for the period January 1, 2023 through December 31, 2025.
(7)
These shares correspond to a long-term incentive award relating to two equally-weighted performance growth measures (Net Income Growth and Return on Net Assets) for the period January 1, 2024 through December 31, 2026.
(8)
These shares correspond to a long-term incentive award relating to two equally-weighted performance growth measures (EPS and Return on Net Assets) for each year in the period January 1, 2025 through December 31, 2027 with a relative TSR modifier calculated over the cumulative three-year period.

Wesco 2026 Proxy Statement	Compensation Tables	53

The Company's stockholders approved a 2021 Omnibus Incentive Plan in May 2021 that replaced the prior 1999 Long-Term Incentive Plan, as amended and restated effective May 31, 2017. Under the terms of these plans or related award agreements, Stock Options, SAR and RSU awards would vest upon consummation of a change in control transaction. Under the terms of the award agreements for PSU awards beginning in February 2022, upon a change in control that occurs during the performance period, the PSUs will immediately vest as of the date of such change in control at the higher of (i) the target level or (ii) actual performance but assuming that the performance period ended on the latest practicable date on or prior to the date of such change in control. The payments to the NEOs upon consummation of a change in control transaction for accelerated vesting of equity awards are set forth in the Potential Payments Upon Termination tables in this Proxy Statement.

Option Exercises and Stock Vested

The following table provides information pertaining to the vesting of restricted stock units and performance shares during the fiscal year ended December 31, 2025, for each of the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(1)(2)
Engel	125,001	$20,461,414	42,154	$8,131,280
Schulz	27,507	$4,900,922	11,196	$2,159,691
Cameron	—	—	6,310	$1,215,323
Castillo	—	—	—	—
Naylor	—	—	1,789	$345,120
Geary	10,238	$687,902	7,592	$1,464,365

(1)
Includes the vesting of RSUs on February 16, 2025, February 17, 2025, and March 1, 2025, and shares withheld to cover FICA tax liability on outstanding restricted stock units for Messrs. Engel, Schulz and Naylor who each met the retirement criteria under the related award agreements. The value realized was determined by multiplying the number of vested units by the closing market price of the Company’s Common Stock on the date of vesting. If the vesting date fell on a weekend or holiday, the closing market price of the Common Stock on the business day immediately preceding the vesting date was used to determine the value realized.
(2)
Includes the payment of performance shares which were earned and vested on February 13, 2025, upon confirmation of the Compensation Committee that performance goals had been achieved as described in the “Compensation Discussion and Analysis” section of this Proxy Statement, under the subheading “Performance Shares”. The value realized was determined by multiplying the number of vested shares by the closing market price of Wesco Common Stock on February 13, 2025, which was $193.67.

Wesco 2026 Proxy Statement	Compensation Tables	54

Nonqualified Deferred Compensation

The following table provides information for the executive officers named in the Summary Compensation Table regarding contributions, earnings, distributions, and year-end account balances with respect to the Wesco Distribution, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

Name	Year	Executive Contribution in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)(5)
Engel	2025	$91,090	$99,536	$1,066,293	—	$8,132,680
Schulz	2025	$62,218	$39,609	$263,129	—	$1,706,997
Cameron	2025	$402,486	$28,429	$105,930	—	$800,823
Naylor	2025	$127,452	$12,821	$83,496	—	$548,146
Geary	2025	$73,446	$31,461	$73,301	$(459,805)	—

(1)
Reflects participation by the named executive officers in the Deferred Compensation Plan, including employee deferral of portions of base salary and incentive compensation.
(2)
Amounts in this column are Company contributions to the Deferred Compensation Plan during the fiscal year.
(3)
Reflects investment returns or earnings (losses) calculated by applying the investment return rate at the valuation date to the average balance of the participant’s deferral account and Company contribution account since the last valuation date for each investment vehicle selected by the participant. Investment vehicles available to participants are a subset of those offered in the 401(k) plan and notably do not include Company Common Stock.
(4)
The NEOs cannot receive distributions from their Deferred Compensation Plan balances until the earlier of termination, retirement or death, except that with respect to employee contributions only a date-based distribution election may be made.
(5)
Each of the NEOs who participated in the plan in 2025 were fully vested in the aggregate balance of their respective accounts based upon their respective years of service.

Deferred Compensation Plan

All of the NEOs are eligible to participate in the Deferred Compensation Plan. Participants in the Deferred Compensation Plan may generally elect to defer up to 80% of eligible base compensation and 80% of eligible cash incentive compensation.

Participants in the Deferred Compensation Plan receive a Company contribution consisting of additional amounts above the limits of the matching contributions under the Company’s 401(k) Plan. Vesting in the Company contributions and any associated earnings occurs after two years of service.

The Deferred Compensation Plan is an unfunded plan, meaning that the participants’ accounts are bookkeeping entries only and do not entitle them to ownership of any actual assets. The accounts represent an unsecured promise by the Company to pay participants’ benefits in the future.

Participants’ account balances are credited with earnings and investment gains and losses by assuming that the deferred amounts were invested in one or more investment funds made available by the Company from time to time under the Deferred Compensation Plan. The investment alternatives include funds with different degrees of risk. The investment alternatives for 2025 were based on funds which generally correspond to the investment funds made available under the Company’s 401(k) Plan.

Generally, distributions under the Plan cannot be made until the earlier of termination, retirement or death, except that with respect to employee contributions only a date-based distribution election may be made. A distribution cannot begin until six months following termination or separation of service (as defined in Section 409A of the Internal Revenue Code) for certain participants. Distributions are made in cash in a lump sum, annual installments over 2 to 10 years, and/or date specific elections (available for employee contributions only).

Wesco 2026 Proxy Statement	Potential Payments Upon Termination	55

Potential Payments Upon Termination: Mr. Engel

Each of the following potential scenarios represents circumstances under which Mr. Engel’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Engel in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2025. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Engel upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009 or under the terms of the applicable equity award agreements and company programs. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) a material breach of the employment agreement by Mr. Engel; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or stockholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) material breach of any manual or written policy, code or procedure of the Company.

“Good Reason” means (a) a reduction in Mr. Engel’s base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Mr. Engel’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Mr. Engel’s offices, titles, authority, duties or responsibilities.

Executive Benefits and Payments Upon Termination	Termination Following a Change in Control(1)	Involuntary Not for Cause or For Good Reason Termination(2)	Death(3)	Disability(4)	Retirement(5)
Compensation:
Base Salary and Incentive	$8,487,550	$4,987,500	$1,362,550	$1,362,550	$1,362,550
Accelerated Options & SARs(6)	$4,332,934	$4,332,934	$4,332,934	$4,332,934	$1,674,494
Accelerated RSUs(7)	$6,262,361	$6,262,361	$6,262,361	$6,262,361	$2,340,425
Accelerated Performance Shares(8)	$18,820,929	—	$18,820,929	$18,820,929	$11,851,889
Benefits and Perquisites:
Medical Benefits	$24,946	$24,946	—	—	—
280G Tax Gross-Up	—	—	—	—	—
Total:	$37,928,719	$15,607,741	$30,778,774	$30,778,774	$17,229,357

(1)
Termination After Change in Control

Mr. Engel’s benefits upon a change in control of the Company are double-triggered (other than equity awards which vest on a change in control), meaning that he will receive these payments only if (i) there is a change in control and (ii) Mr. Engel’s employment is terminated within two years following a change in control without Cause or by Mr. Engel for Good Reason, in which case Mr. Engel will be entitled to receive:

•
Two times annual base salary.
•
Two times the annual target bonus opportunity.
•
Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.
•
Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares are at target. Under the terms of the award agreements for PSU awarded on or after February 2022, the PSUs will immediately vest as of the date of a change in control at the higher of (i) the target level or (ii) actual performance but assuming that the performance period ended on the latest practicable date on or prior to the date of such change in control.
•
Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.
•
Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Other than the pre-existing employment agreement with Mr. Engel, the Company has no other agreement with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements.

Wesco 2026 Proxy Statement	Potential Payments Upon Termination	56

(2)
Involuntary Not for Cause or Executive for Good Reason Termination
•
Monthly base salary continuation for 24 months.
•
An amount equal to the executive’s annual target bonus opportunity.
•
Full vesting of outstanding Stock Options, SARs, and RSUs.
•
Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.
(3)
Death
•
Any accrued and earned but unpaid bonus.
•
Full vesting of outstanding Stock Options, SARs, and RSUs. Vesting of performance shares at target.
(4)
Disability
•
Prorated annual incentive compensation for the portion of the fiscal year employed, if earned on a similar basis as offered to other incentive eligible employees.
•
Full vesting of outstanding Stock Options, SARs, and RSUs. Vesting of performance shares at target.
(5)
Retirement
•
Prorated annual incentive compensation for the portion of the fiscal year employed, if earned on a similar basis as offered to other incentive eligible employees.
•
Mr. Engel is entitled to receive equity award treatment in the event of his retirement on a similar basis as offered to other salaried U.S. employees who are equity award recipients. In the event of Mr. Engel’s termination of service due to early retirement after attaining a minimum age of 60 and a minimum of five years of service with the Company, (i) RSU awards will vest on a pro rata basis, (ii) PSU awards will continue to vest on a pro rata basis on the vesting date, based on actual performance to the extent that the performance metrics are achieved, and (iii) options and SAR awards will vest and become exercisable on a pro rata basis.
(6)
The closing price of Wesco Common Stock on December 31, 2025 (the last trading day of the fiscal year) was $244.64. The amount shown is the excess, if any, of the December 31, 2025 closing price over the exercise price multiplied by the number of SARs and Stock Options.
(7)
Represents the closing stock price on December 31, 2025 (the last trading day of the fiscal year) multiplied by the number of RSUs.
(8)
Represents the closing stock price on December 31, 2025 (the last trading day of the fiscal year) multiplied by the number of performance shares at target.

Potential Payments Upon Termination: Messrs. Schulz, Cameron, Castillo and Naylor

Each of the following potential scenarios represents circumstances under which the NEO’s employment with the Company could potentially terminate. A description of the compensation benefits due to the NEO in each scenario is described below. In each case, the date of the termination is assumed to be December 31, 2025. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to each of Messrs. Schulz, Cameron, Castillo and Naylor upon separation from the Company is governed by the terms of their respective employment letter agreement and the terms of the CIC Plan, as described in "Employment, Severance, Change in Control or Other Arrangements" in this Proxy Statement, and applicable equity award agreements and Company programs.

Each letter agreement includes a severance provision entitling the NEO to receive the following severance benefits upon the termination of the NEO’s employment by the Company without Cause or by the NEO for good reason, subject to the execution and non-revocation of a general release of claims against the Company: (i) cash severance equal to 12 months of base salary; (ii) a prorated target bonus for the year of termination; and (iii) continued medical, dental and vision benefits for one year following termination of employment. Under each letter agreement, the NEO is subject to noncompetition and employee and customer non-solicitation restrictions applicable during employment and for one year thereafter and perpetual confidentiality and non-disparagement covenants.

Under the CIC Plan, if a participant’s employment is terminated by Company other than for cause or by the participant for good reason, in each case on or within two years following a change in control of the Company, the Company will pay or provide to the participant a cash severance payment equal to the sum of: (i) a prorated target bonus for the year of termination; (ii) an amount equal to a multiple (2x for each of Messrs. Schulz, Cameron, Castillo and Naylor) of the participant’s base salary plus the participant’s target bonus; (iii) an amount equal to a multiple (2x for each of Messrs. Schulz, Cameron, Castillo and Naylor) of the employer portion of the annual cost of continued coverage under the Company’s healthcare benefit plans (including medical, prescription, dental and vision coverage); and (iv) an amount that may be used for outplacement services ($25,000 for each of Messrs. Schulz, Cameron, Castillo and Naylor). The CIC Plan requires that each participant execute and not revoke a general release of claims against the Company and agree to comply

Wesco 2026 Proxy Statement	Potential Payments Upon Termination	57

with one-year post-termination noncompetition and employee and customer non-solicitation covenants and perpetual confidentiality and non-disparagement covenants.

Under the letter agreements, Cause means: (i) the willful and continued failure to substantially perform the NEO’s employment duties; (ii) the Company’s determination, in good faith, that the NEO has engaged in willful misconduct or gross negligence relating to the business of the Company; (iii) a plea of guilty or nolo contendere by the NEO to, or the NEO’s conviction of, a felony under federal or state law; or (iv) material breach of any written policy of the Company, including without limitation the Company’s Code of Conduct. Under the CIC Plan, Cause means: (i) the willful and continued failure to substantially perform the participant’s employment duties; or (b) the willful engaging by the participant in illegal conduct which is materially and demonstrably injurious to the Company.

Good reason means, without written consent: (i) a reduction in the NEO’s annual base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of substantially the entire senior management team; (ii) a relocation of the NEO’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania (except with respect to Mr. Naylor); or (iii) any material reduction in the NEO’s authority, duties or responsibilities.

Messrs. Schulz, Cameron, Castillo and Naylor are entitled to receive a prorated incentive payment in the event of death, disability, and retirement and equity award treatment in the event of their retirement on a similar basis as offered to other salaried U.S. employees who are incentive and equity award recipients. The Company provides accelerated or continued vesting of equity awards for participants who are eligible for retirement, with the eligibility dependent on the individual’s age and length of service and the terms of the applicable award agreement. Upon a participant’s termination of service due to early retirement after attaining a minimum age of 60 and a minimum of five years of service with the Company, (i) RSU awards will vest on a pro rata basis, (ii) PSU awards will continue to vest on a pro rata basis on the vesting date, based on actual performance to the extent that the performance metrics are achieved, and (iii) options and SARs will vest and become exercisable on a pro rata basis. At December 31, 2025 and using the same assumptions as used for the table below, Mr. Schulz and Naylor was eligible to receive accelerated or continued vesting of his equity awards. Messrs. Cameron and Castillo were not eligible for early retirement as of December 31, 2025.

Effective June 30, 2025, Mr. Geary resigned from his position with the Company. Because Mr. Geary's departure was a voluntary resignation rather than a termination by the Company without cause or resignation for good reason, Mr. Geary was not entitled to, and did not receive, any severance benefits in connection with the termination of his employment.

Wesco 2026 Proxy Statement	Potential Payments Upon Termination	58

Executive Benefits and Payments Upon Termination	David S. Schulz	James F. Cameron	Daniel J. Castillo	Dirk W. Naylor
Payments Upon Termination Following a Change in Control
Base Salary & Incentive	$4,000,000	$3,102,000	$3,407,500	$2,585,000
Equity:
Accelerated SARs & Stock Options(1)	$1,084,523	$778,052	—	$465,033
Accelerated Restricted Stock Units(2)	$1,562,909	$5,251,450	$3,007,545	$1,692,661
Accelerated Performance Stock Units(3)	$4,742,423	$3,307,770	—	$1,774,843
Medical Benefits	$24,999	$33,570	$35,524	$26,961
Outplacement	$25,000	$25,000	$25,000	$25,000
Total	$11,439,854	$12,497,841	$6,475,569	$6,569,498
Involuntary Not for Cause or For Good Reason Termination
Base Salary & Incentive	$1,600,000	$1,254,000	$1,377,500	$1,045,000
Medical Benefits	$12,499	$16,785	$17,762	$13,480
Total	$1,612,499	$1,270,785	$1,395,262	$1,058,480
Death
Incentive	$510,986	$305,811	$136,508	$316,011
Equity:
Accelerated SARs & Stock Options(1)	$1,084,523	$778,052	$—	$465,033
Accelerated Restricted Stock Units(2)	$1,562,909	$5,251,450	$3,007,545	$1,692,661
Accelerated Performance Stock Units(3)	$4,742,423	$3,307,770	$—	$1,774,843
Total	$7,900,841	$9,643,083	$3,144,053	$4,248,548
Disability
Incentive	$510,986	$305,811	$136,508	$316,011
Equity:
Accelerated SARs & Stock Options(1)	$1,084,523	$778,052	$—	$465,033
Accelerated Restricted Stock Units(2)	$1,562,909	$5,251,450	$3,007,545	$1,692,661
Accelerated Performance Stock Units(3)	$4,742,423	$3,307,770	$—	$1,774,843
Total	$7,900,841	$9,643,083	$3,144,053	$4,248,548
Retirement
Incentive	$510,986	—	—	$316,011
Equity:
Accelerated SARs & Stock Options(1)	$423,459	—	—	$116,292
Accelerated Restricted Stock Units(2)	$592,108	—	—	$176,899
Accelerated Performance Stock Units(3)	$3,020,546	—	—	$784,292
Total	$4,547,099	—	—	$1,393,495

(1)
The closing price of Wesco Common Stock on December 31, 2025 (the last trading day in the fiscal year) was $244.64. The amount shown is the excess, if any, of the December 31, 2025 closing price over the exercise price multiplied by the number of SARs and Stock Options.
(2)
Represents the closing stock price on December 31, 2025 multiplied by the number of RSUs.
(3)
Represents the closing stock price on December 31, 2025 multiplied by the number of performance shares at target.

Wesco 2026 Proxy Statement	Pay Ratio	59

Chief Executive Officer Pay Ratio

As required by SEC rules, we are providing the following information about the ratio of annual total compensation of all of our employees, other than our CEO, to the annual total compensation of our CEO. For our fiscal year 2025 pay ratio analysis, we determined that there has been no change in either our employee population or our employee compensation arrangements that we believe would significantly impact our fiscal year 2025 pay ratio disclosure.

For 2025: (1) the annual total compensation of our median employee was $69,965; and (2) the annual total compensation of our CEO was $12,308,746. Based on this information, for 2025 the ratio of the annual total compensation for our CEO to the annual total compensation of our median employee was approximately 176 to 1. We believe that the pay ratio is a reasonable estimate calculated consistent with Regulation S-K Item 402(u).

As we disclosed last year, the methodology and the material assumptions, adjustments, and estimates that we used for this calculation were as follows: We determined that, as of December 31, 2023, our employee population consisted of approximately 20,567 employees at our parent company and consolidated subsidiaries, of which 13,304 were U.S. employees and 7,263 were non-U.S. employees. Our employee population, after taking into consideration the adjustments permitted by SEC rules, consisted of approximately 19,563 individuals, of which 13,304 were U.S. employees and 6,259 were non-U.S. employees. For these purposes, we excluded approximately 1,004 employees from the following jurisdictions: Poland (89), Brazil (85), China (84), Malaysia (69), Belgium (62), New Zealand (59), United Arab Emirates (57), Taiwan (42), Argentina (40), Netherlands (38), Germany (37), Panama (33), Costa Rica (32), Saudi Arabia (31), Japan (29) Spain (29), Jamaica (20), Italy (18), Sweden (16), France (15), Hong Kong (12), Egypt (11),Turkey (11), Trinidad and Tobago (10), Barbados (7), Guatemala (7), Morocco (7), Portugal (7), Switzerland (7), Indonesia (6), Republic of Korea (6), Israel (5) Uruguay (5), Austria (4), Angola (3), Norway (3), South Africa (3), Czech Republic (2), Denmark (1), Thailand (1) and Vietnam (1).

SEC rules allow companies to use a variety of assumptions, adjustments, methodologies, and estimates. Therefore, the ratio figure reported above may not be capable of comparison to the ratio figures reported by companies in our peer group or by any other company. With respect to identifying the “median employee,” we used a consistently applied compensation measure, which is the sum of an employee’s estimated annual salary/wages, commissions and bonus. For employees outside the U.S., we converted local currency amounts to U.S. dollars.

For 2025, we combined all of the elements of our median employee’s compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $69,965. The difference between such employee’s wages and the employee’s annual total compensation represents the value of the employee’s retirement benefits.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2025 Summary Compensation Table included in this Proxy Statement.

Wesco 2026 Proxy Statement	Pay vs. Performance	60

Pay vs. Performance

The following table summarizes the total compensation of our principal executive officer (“PEO”) and the average of the total compensation of our other NEOs as reported in the Summary Compensation Table for the past five fiscal years, as well as their “compensation actually paid” as calculated pursuant to SEC rules and certain performance measures required by the rules. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Cumulative Total Shareholder Return ($)	Peer Group Cumulative Total Shareholder Return ($)(3)	Net Income ($)	Adj. EBITDA ($)(4)
2025	$12,308,747	$19,255,342	$4,163,243	$4,054,224	$320.59	$219.37	$645,800	$1,496,000
2024	$11,458,263	$2,071,847	$3,547,117	$1,714,170	$234.96	$195.68	$660,200	$1,480,200
2023	$10,331,662	$30,260,210	$2,675,765	$6,710,486	$223.59	$172.08	$708,100	$1,659,800
2022	$11,162,279	$15,461,278	$3,331,361	$2,702,071	$159.49	$115.98	$803,063	$1,684,545
2021	$9,859,087	$38,809,795	$3,266,803	$9,765,176	$167.63	$133.61	$407,974	$1,149,984

(1)
Mr. Engel served as our PEO for all five years (2021 – 2025). The other NEOs consist of the following individuals in each year:

•
2025: Messrs. Schulz, Cameron, Castillo, Naylor and Geary
•
2024: Messrs. Schulz, Geary, Squires and Khurana
•
2023: Messrs. Schulz, Cameron, Geary and Squires
•
2022: Messrs. Schulz, Squires, Geary, Khurana and Dosch
•
2021: Messrs. Schulz, Squires, Geary and Dosch

Variations in the Average Summary Compensation for the other NEOs from year to year are partly due to the changes in the composition of the NEOs from year to year.

Wesco 2026 Proxy Statement	Pay vs. Performance	61

(2)
The Summary Compensation Table totals reported for the PEO and the average of the other NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate the “compensation actually paid”:

	2025		2024		2023		2022		2021
	PEO	Average for Other NEOs	PEO	Average for Other NEOs	PEO	Average for Other NEOs	PEO	Average for Other NEOs	PEO	Average for Other NEOs
Adjustments
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for applicable FY	$(9,387,965)	$(3,283,353)	$(8,399,925)	$(2,345,037)	$(7,800,082)	$(1,499,996)	$(6,999,972)	$(1,659,998)	$(6,000,026)	$(1,350,011)
Increase based on ASC 718 fair value of awards granted during applicable FY that remain unvested as of applicable FY end, determined as of applicable FY end	$15,150,470	$3,323,727	$9,859,967	$2,603,182	$7,926,128	$1,524,235	$9,130,790	$1,744,611	$13,830,960	$3,112,074
Increase based on ASC 718 fair value of awards granted during applicable FY that vested during applicable FY, determined as of vesting date	$—	$—	$26,813	$1,206	—	—	—	$12,529	—	—
Increase/deduction for awards granted during prior FY that were outstanding and unvested as of applicable FY end, determined based on change in ASC 718 fair value from prior FY end to applicable FY end	$334,767	$77,137	$(8,823,235)	$(1,662,515)	$9,869,786	$1,926,057	$4,224,922	$556,768	$19,974,834	$4,324,626
Increase/deduction for awards granted during prior FY that vested during applicable FY, determined based on change in ASC 718 fair value from prior FY end to vesting date	$688,283	$86,352	$(2,203,056)	$(465,744)	$9,703,195	$2,034,825	$(2,056,741)	$(484,552)	$1,144,940	$411,684
Deduction of ASC 718 fair value of awards granted during prior FY that were forfeited during applicable FY, determined as of prior FY end	—	(339,272)	—	—	—	—	—	$(798,648)	—	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$161,040	$26,390	$153,020	$35,961	$229,521	$49,600	—	—	—	—
TOTAL ADJUSTMENTS	$6,946,595	$(109,019)	$(9,386,416)	$(1,832,947)	$19,928,548	$4,034,721	$4,298,999	$(629,290)	$28,950,708	$6,498,373

(3)
The peer group used for calculating Peer Group Total Shareholder Return for 2025, 2024, 2023, 2022 and 2021 was the Dow Jones US Industrial Suppliers Index. This peer group was changed in 2025, from a previously self-selected performance peer group consisting of the following companies: Applied Industrial Technologies, Inc., Arrow Electronics, Inc., Avnet, Inc., Barnes Group Inc., Eaton Corporation Plc, Fastenal Company, Genuine Parts Company, Hubbell, Inc., MRC Global, Inc., MSC Industrial Direct Co., Inc., Rexel SA, Rockwell Automation, Inc. and W.W. Grainger, Inc. This change reflects our view that the updated indices provide more appropriate comparables and better align our reporting with the benchmarks commonly used by our industry peers. This peer group was utilized in the stock performance graph, as required by Item 201(e) of Regulation S-K of the Exchange Act, included in our Form 10-K for the year ended December 31, 2025. The Peer Group Total Shareholder Return with respect to the former peer group is $226.55, $209.77, $174.29, $128.74 and $137.44, for 2025, 2024, 2023, 2022, and 2021, respectively.
(4)
The Company has identified Adjusted EBITDA as the company-selected measure for the pay versus performance disclosure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO and the other NEOs in 2025 to the Company’s performance. EBITDA is adjusted earnings before income taxes, interest, preferred stock dividends and depreciation and amortization, as shown on page 33 of the Company’s Form 10-K for the year ended December 31, 2025. For 2021 - 2025, this number was adjusted to remove the impact of stock-based compensation expense and cloud computing arrangement amortization.

Relationship Between Compensation Actually Paid and Performance Measures

Below are graphs reflecting the relationship between the compensation actually paid (“CAP”) to our PEO and other NEOs in 2021, 2022, 2023, 2024 and 2025 and the following performance measures: Total Shareholder Return ("TSR"), net income attributable to common stockholders and Adjusted EBITDA.

Relationship Between Compensation Actually Paid and Cumulative TSR

As reflected in the graph below, from 2021 to 2025, the compensation actually paid to our PEO and the average of the compensation actually paid to our other NEOs decreased by 50.4% and 58.5%, respectively, compared to the Company’s cumulative TSR of 91.2% over the same period.

Wesco 2026 Proxy Statement	Pay vs. Performance	62

As described in “Compensation Discussion and Analysis,” the Company’s long-term incentive plan is a centerpiece of our executive compensation and a significant portion of the compensation actually paid to our PEO and our other NEOs comprises equity awards. As a result, the compensation actually paid to our PEO and other NEOs is aligned with our cumulative TSR performance and stockholder value creation over the applicable measurement periods.

Relationship Between Compensation Actually Paid and Net Income Attributable to Common Stockholders

From 2021 to 2025, the compensation actually paid to our PEO and to our other NEOs decreased by 50.4% and 58.5%, respectively, compared to a 58.3% increase in net income attributable to common stockholders over the same time period.

Wesco 2026 Proxy Statement	Pay vs. Performance	63

Compensation Actually Paid and Adjusted EBITDA

As reflected in the following graph, from 2021 to 2025, compensation actually paid to our PEO and to our other NEOs decreased by 50.4% and 58.5%, respectively, compared to a 30.1% increase in Adjusted EBITDA over the same time period. The Company has identified Adjusted EBITDA as the company-selected measure for the pay versus performance disclosure, as it represents an important financial performance measure used to link compensation actually paid to the PEO and the other NEOs in 2025 to the Company’s performance.

Listed below are the financial performance measures that we believe represent the most important financial performance measures we use to link compensation actually paid to our NEOs to our performance for the most recently completed fiscal year.

Most Important Performance Measures
Adjusted EBITDA
Net Income
Total Shareholder Return (TSR)

Wesco 2026 Proxy Statement	Proposal 3 - Ratify the Appointment of Independent Registered Public Accounting Firm	64

Proposal 3 – Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2026.

We are submitting the appointment of the independent registered public accounting firm to you for ratification at the Annual Meeting. Although ratification of this appointment is not legally required, our Board believes it is appropriate for you to ratify this selection. In the event that you do not ratify the selection of PwC as our Company’s independent registered public accounting firm, our Audit Committee may reconsider its selection.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING December 31, 2026.

Wesco 2026 Proxy Statement	Independent Registered Public Accounting Firm	65

Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PwC as our independent registered public accounting firm to audit our 2026 consolidated financial statements.

PwC has served as our independent registered public accounting firm since 1994. Representatives of PwC are scheduled to be present at the Annual Meeting and have an opportunity to make a statement and be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Aggregate fees for all professional services rendered to us by PwC for the years ended December 31, 2025 and 2024 were as follows:

(In millions)	2025	2024
Audit fees	$8.3	$7.8
Audit-related fees	$0.4	$0.1
Tax fees
Compliance	—	$0.1
Planning and consulting	$2.4	$2.3
Other fees	$0.8	—
	$11.9	$10.3

The audit fees for the years ended December 31, 2025 and 2024 were for professional services rendered for the integrated audits of our consolidated financial statements and of our internal control over financial reporting, reviews of quarterly consolidated financial statements and statutory audits.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has the sole authority to pre-approve and has policies and procedures that require the pre-approval by them of all fees paid for services performed by our independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services for the year, including the nature, type and scope of services and the related fees. Audit Committee pre-approval is also obtained for any other engagements that arise during the course of the year. During 2025 and 2024, all of the audit and non-audit services provided by PwC were pre-approved by the Audit Committee.

Report of the Audit Committee

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls. The Audit Committee is responsible for assisting the Board in its oversight of the quality and integrity of the Company’s financial statements and the independent audit thereof, its oversight of the Company’s accounting and financial reporting principles, policies and internal controls, and the performance of the internal audit function, evaluating the independence, qualifications and performance of the Company’s independent registered public accounting firm, and evaluating the performance of the Company’s internal auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2025 with management and the independent registered public accounting firm. Management represented to the Audit Committee that the financial statements of the Company were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 1301, “Communication with Audit Committees,” as adopted by the PCAOB. The Audit Committee also discussed with management their assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025.

Wesco 2026 Proxy Statement	Independent Registered Public Accounting Firm	66

In addition, the Audit Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, which have been received by the Audit Committee. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, including their audit of the Company’s internal controls and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board and our Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the Securities and Exchange Commission. The Audit Committee and our Board also appointed PwC as the Company’s independent registered public accounting firm for 2026.

Respectfully Submitted:

THE AUDIT COMMITTEE

Laura K. Thompson, Chair

Glynis A. Bryan

Anne M. Cooney

Sundaram Nagarajan

Easwaran Sundaram

Wesco.com

WESCO International, Inc.
225 West Station Square Drive, Suite 700
Ingenuity delivered.	Pittsburgh, PA 15219
412.454.2200

w SCAN TO VIEW MATERIALS & VOTE WESCO INTERNATIONAL, INC. 225 WEST STATION SQ. DR. SUITE 700 PITTSBURGH, PA 15219 ATTN: CORPORATE SECRETARY VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 PM EDT on May 27, 2026 for shares held directly and by 11:59 PM EDT on May 25, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WCC2026 You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM EDT on May 27, 2026 for shares held directly and by 11:59 PM EDT on May 25, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V91463-P46754 For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. WESCO INTERNATIONAL, INC. The Board of Directors recommends you vote FOR the following: ! ! 1. Elect ten Directors for a one-year term expiring in 2027. Nominees: 01) John J. Engel 02) Glynis A. Bryan 03) Michael L. Carter 04) Anne M. Cooney 05) Matthew J. Espe 06) Sundaram Nagarajan 07) James L. Singleton 08) Easwaran Sundaram 09) Laura K. Thompson 10) David C. Wajsgras For Abstain Against The Board of Directors recommends you vote FOR proposals 2 and 3. ! 2. Approve, on an advisory basis, the compensation of the Company s named executive officers. 3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026. NOTE: Transact any other business properly brought before the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V91464-P46754 WESCO INTERNATIONAL, INC. This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 28, 2026 at 2:00 PM, EDT The undersigned hereby appoints Indraneel Dev, Diane E. Lazzaris, and Charles C. Kim, and each of them, as Proxies with full power of substitution, to represent the undersigned and to vote all the shares of Common Stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held via live audio webcast at www.virtualshareholdermeeting.com/WCC2026 on May 28, 2026, at 2:00 PM, EDT, or any adjournment or postponement thereof, upon all matters properly coming before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made on any particular matter, this proxy will be voted in accordance with the Board of Directors' recommendations on any such matter. Continued and to be signed on reverse side